EXHIBIT 4.1(a)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

EMCOR GROUP, INC.

and

CERTAIN OF ITS SUBSIDIARIES

and

BANK OF MONTREAL,
individually and as Agent

and

the Lenders
which are or become parties hereto

Dated as of February 4, 2010

US BANK NATIONAL ASSOCIATION,
BANK OF AMERICA MERRILL LYNCH,
as Syndication Agents

JPMORGAN CHASE BANK, N.A.,
FIFTH THIRD BANK,
as Co-Documentation Agents

BMO CAPITAL MARKETS,
BANK OF AMERICA MERRILL LYNCH, AND
U.S. BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Runners

and

LLOYDS TSB CORPORATE MARKETS,
as Senior Managing Agent

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-ii-

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Section 10.11.	Authorization to Enter into, and Enforcement of, the Collateral Documents	72

SECTION 11.	MISCELLANEOUS	73

Section 11.1.	Withholding Taxes	73
Section 11.2.	Holidays	74
Section 11.3.	No Waiver, Cumulative Remedies	74
Section 11.4.	Amendments	74
Section 11.5.	Costs and Expenses	75
Section 11.6.	Stamp Taxes	76
Section 11.7.	Survival of Representations and Indemnities	76
Section 11.8.	Construction	76
Section 11.9.	Addresses for Notices	76
Section 11.10.	Obligations Several	76
Section 11.11.	Headings	76
Section 11.12.	Severability of Provisions	76
Section 11.13.	Counterparts	77
Section 11.14.	Binding Nature and Governing Law	77
Section 11.15.	Entire Understanding	77
Section 11.16.	Participations	77
Section 11.17.	Assignments	77
Section 11.18.	Terms of Collateral Documents not Superseded	80
Section 11.19.	PERSONAL JURISDICTION	80
(a)	Exclusive Jurisdiction	80
(b)	Other Jurisdictions	80
Section 11.20.	Currency	80
Section 11.21.	Currency Equivalence	81
Section 11.22.	Change in Currency	81
Section 11.23.	Interest Rate Limitation	82
Section 11.24.	USA Patriot Act	83
Section 11.25.	Confidentiality	83
Section 11.26.	Amendment and Restatement	84
Section 11.27.	Removal of Lenders and Assignment of Interests	84
Section 11.28.	Sharing of Set-Off	85

Signature Page		1

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EXHIBIT A-1 – Revolving Credit Note
EXHIBIT A-2 – Swing Note
EXHIBIT B – Form of Opinion of Counsel
EXHIBIT C – Compliance Certificate
EXHIBIT D – Assignment and Acceptance
EXHIBIT E – Commitment Amount Increase Request
EXHIBIT F – Borrowing Notice
SCHEDULE I – Compliance Calculations
SCHEDULE 1.1 – Commitments
SCHEDULE 1.3 – Existing Letters of Credit
SCHEDULE 4.2 – The Guarantors
SCHEDULE 5.2 –Subsidiaries
SCHEDULE 5.9 – Litigation
SCHEDULE 7.10 – Indebtedness
SCHEDULE 7.11 – Liens
SCHEDULE 7.12 – Investments, Loans, Advances and Guarantees

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EMCOR GROUP, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          This Second Amended and Restated Credit Agreement is entered into as of February 4, 2010, by and among EMCOR Group Inc., a Delaware corporation (the “Company”), Comstock Canada Ltd., a Canadian corporation (“Comstock Canada”), and EMCOR Group (UK) plc., a United Kingdom public limited company (“EMCOR UK”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, as Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 9.1 hereof.

PRELIMINARY STATEMENT

          A.          The Borrowers, the Lenders from time to time party thereto and Harris N.A., as Agent, are currently party to that certain Amended and Restated Credit Agreement dated as of October 14, 2005 (as amended, the “Existing Credit Agreement”) pursuant to which the Lenders agreed to make a revolving credit available to the Borrowers, all as more fully set forth therein. Harris N.A. has given notice of its intention to resign as Agent and the parties have agreed to substitute Bank of Montreal for Harris N.A. as Agent.

          B.          The Company, Comstock Canada and EMCOR UK hereby request that certain amendments be made to the Existing Credit Agreement and, for the sake of clarity and convenience, that the Existing Credit Agreement be restated as so amended.

          C.          On the date hereof, the Departing Lenders, will assign all of their loans and commitments to the Lenders under this Agreement.

          NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrowers the Lenders, the Departing Lenders, the Agent and Harris, as resigning agent, hereby agree that upon satisfaction of the conditions precedent to the initial Credit Utilization hereinafter set forth, the Existing Credit Agreement and all of the Exhibits and Schedules thereto shall be amended and as so amended shall be restated in their entirety (but shall not constitute a novation) to read as follows:

SECTION 1.          THE REVOLVING CREDIT.

       Section 1.1.      Revolving Credit. Subject to all of the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to extend a Revolving Credit to the Borrowers in the amount of its commitment to extend the Revolving Credit set forth opposite its name on Schedule 1.1 hereto or on the Assignment and Acceptance to which it is a party (its “Commitment” and cumulatively for all the Lenders, the “Commitments”) (subject to any reductions thereof pursuant to the terms hereof) prior to the Termination Date. Subject to the terms and conditions hereof, such Revolving Credit may be availed of by each Borrower in its discretion from time to time, be repaid and used again, during the period from the date hereof to and including the Termination Date. The Revolving Credit, subject to all of the terms and conditions hereof, may be utilized by any one or more of the Borrowers in the form of Revolving Loans and Letters of Credit, all as more fully hereinafter set forth; provided, however, that the aggregate amount of the Revolving Loans, Swing Loans and L/C Obligations outstanding at any one time of all the Borrowers shall not at any time exceed the Commitments, provided, further, that in addition to, and not in substitution for, the foregoing requirement: (i) the aggregate outstanding amount of L/C Obligations outstanding at any one time shall in no event exceed the L/C Sublimit in effect at such time, (ii) the aggregate amount of Revolving Loans made to the U.K. Borrowers when taken together with the aggregate amount of L/C Obligations with respect to Letters of Credit issued for the account of the U.K. Borrowers and their respective Subsidiaries shall in no event exceed $50,000,000 at any one time outstanding, and (iii) the aggregate amount of Revolving Loans made to the Canadian Borrowers and of L/C Obligations with respect to Letters of Credit issued for the account of the Canadian Borrowers and their respective Subsidiaries shall in no event exceed $50,000,000 at any one time outstanding (the “Sublimits”). The obligations of the Lenders hereunder are several and not joint and no Lender shall under any circumstances be obligated to extend credit hereunder in excess of its Commitment.

          For all purposes of this Agreement, where a determination of the used, unused or available amount of the Commitments or of the outstanding amount of Credit Utilizations is necessary, Credit Utilizations payable in an Alternative Currency shall be converted into their U.S. Dollar Equivalent. Such conversions shall be made on the date of each Credit Utilization in an Alternative Currency as to that Credit Utilization and all Credit Utilizations shall be converted into their U.S. Dollar Equivalent as of the last day of each month or at the time of each Credit Utilization should the Agent so elect. If the last day of a month is not a Business Day, such conversion shall be made as of the next Business Day. The Agent shall promptly notify the Company of such determination of a U.S. Dollar Equivalent and of the basis therefor. All Credit Utilizations and interest thereon shall be repaid in the currency in which they were effected.

       Section 1.2.     Revolving Loans. Subject to all of the terms and conditions hereof, the Revolving Credit may be availed of in the form of loans (individually a “Revolving Loan” and collectively the “Revolving Loans”). Each Borrowing of Revolving Loans shall, except to the extent otherwise agreed in writing by all Lenders, be made ratably by the Lenders in accordance with their Percentages. Each Borrowing of Revolving Loans shall be in the minimum amount specified in Section 1.5 hereof.

       Section 1.3.     Letters of Credit.

          (a)     General Terms. Subject to the terms, conditions and limitations hereof (including those set forth in Section 1.1 hereof), as part of the Revolving Credit, the Applicable Issuer shall issue Financial Letters of Credit or Performance Letters of Credit (each a “Letter of Credit”) for the account of any one or more of the Borrowers in, as requested by the Company acting on behalf of the applicable Borrower, U.S. Dollars or an Alternative Currency. Notwithstanding anything contained herein to the contrary, those certain letters of credit issued at the Company’s request for the account of the applicable Borrowers by Harris N.A. or by any other Applicable Issuer and listed on Schedule 1.3 hereof (the “Existing Letters of Credit”) shall each constitute a “Letter of Credit” herein for all purposes of this Agreement, to the same extent, and with the same force and effect, as if such Existing Letters of Credit had been issued under this Agreement at the request of the Company on behalf of the applicable Borrowers. Each Letter of Credit shall be issued by the Applicable Issuer, but each Lender shall be obligated to reimburse the Applicable Issuer for its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in accordance with each Lender’s Percentage. Each Letter of Credit shall conform to the Applicable Issuer’s policies as to form and shall be a Letter of Credit which the Applicable Issuer may lawfully issue. Each Letter of Credit shall support payment of an obligation of the Borrower who applies for such Letter of Credit or an obligation of such Borrower’s Restricted Subsidiary or of a Person described in subsections (j), (n) or (o) of Section 7.12 in which the applicant or one of its Restricted Subsidiaries has an equity interest.

          (b)     Applications. At any time before the Termination Date, the Applicable Issuer shall, subject to all of the terms and conditions hereof, at the request of the Company (which is acting on behalf of the Borrowers pursuant to Section 1.7 hereof), issue one or more Letters of Credit, in a form satisfactory to the Applicable Issuer, in an aggregate face amount as set forth above, upon the receipt of an application for the relevant Letter of Credit in the form customarily prescribed by the Applicable Issuer for the type of Letter of Credit in question, duly executed by the Borrower for whose account such Letter of Credit was issued (each an “Application”). Notwithstanding anything contained herein to the contrary, the applications executed by the Borrowers with respect to the Existing Letters of Credit shall each constitute an “Application” herein. Each Letter of Credit issued hereunder shall (a) be payable, as determined by the Company acting on behalf of the applicable Borrower, in U.S. Dollars or an Alternative Currency and (b) expire not later than (i) the Termination Date for Letters of Credit issued by Bank of Montreal and (ii) the date which is five days prior to the Termination Date for Letters of Credit issued by an Applicable Issuer other than Bank of Montreal; provided, that in the sole discretion of the Agent and the Applicable Issuer, one or more Letters of Credit may be issued and renewed with an expiration date after the Termination Date (but no later than one year after the Termination Date) so long as the applicable Borrower deposits with the Agent at least five (5) Business Days prior to the Termination Date cash collateral to be held in accordance with Section 8.4(b) hereof in an amount not less than 105% of the face amount of such Letters of Credit. Notwithstanding anything contained in any Application to the contrary, (i) the applicable Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.3 hereof, (ii) except as otherwise provided in Section 3.5 hereof, prior to the existence of an Event of Default, the Applicable Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit, or any other form of collateral security (other than the Collateral and the Guarantees) for the Borrower’s obligations in connection with such Letter of Credit, before being presented with a drawing thereunder, and (iii) if the Applicable Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the Applicable Issuer for the amount of such drawing shall bear interest (which the relevant Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Applicable Margin for Eurodollar Loans from time to time in effect. The Issuer will promptly notify the Agent of each request for a Letter of Credit and of the issuance of a Letter of Credit and the Agent shall promptly thereafter so notify each of the Lenders. If an Issuer issues any Letters of Credit with expiration dates that are automatically extended unless such Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Commitments have been terminated, or (iii) an Event of Default exists and the Required Lenders have given the Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. Without limiting the generality of the foregoing, the parties hereto hereby confirm and agree that each Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of Section 6, the other terms of this Section 1.3 and the other provisions of this Agreement and such Issuer will not issue, amend or extend the expiration date of any Letter of Credit if the Required Lenders notify such Issuer of any Default or Event of Default that is continuing and direct the Issuer not to take such action. Notwithstanding anything contained herein to the contrary, the Applicable Issuer shall be under no obligation to issue, extend or amend any Letter of Credit if a default of any Lender’s obligations to fund under Section 1.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Applicable Issuer has entered into arrangements with the Company or such Lender satisfactory to the Applicable Issuer to eliminate the Applicable Issuer’s risk with respect to such Lender.

          (c)     The Reimbursement Obligation. Subject to Section 1.3(b) hereof, the obligation of a Borrower to reimburse the Applicable Issuer for all drawings under a Letter of Credit issued for such Borrower’s account (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the designated office of such Issuer by no later than 12:00 Noon (local time at the issuing office of the Issuer) on the date when such drawing is paid. If the relevant Borrower does not make any such reimbursement payment on the date due and the Participating Lenders (as hereinafter defined) fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Applicable Issuer in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

          (d)     The Participating Interests. Each Lender, by its acceptance hereof, severally agrees to purchase from the Applicable Issuer, and the Applicable Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Applicable Issuer. Upon any failure by a Borrower to pay any Reimbursement Obligation in respect of a Letter of Credit issued for such Borrower’s account at the time required on the date the related drawing is paid, as set forth in Section 1.3(c) above, or if the Applicable Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate from the Applicable Issuer to such effect, if such certificate is received before 1:00 p.m. (local time at the office of the Issuer), or not later than the following Business Day, if such certificate is received after such time, pay to the Applicable Issuer an amount equal to its

Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Applicable Issuer to the date of such payment by such Participating Lender at a rate per annum equal to (i) from the date the related payment was made by the Applicable Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the rate per annum determined by adding the Applicable Margin to the Domestic Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Applicable Issuer retaining its Percentage as a Lender hereunder.

          The several obligations of the Participating Lenders to the Issuers under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, to the extent such Borrower is relieved from its obligation to reimburse the Applicable Issuer for a drawing under a Letter of Credit due solely to the Applicable Issuer’s gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof as determined by a final, non-appealable judgment of a court of competent jurisdiction) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any one or more of the Borrowers, the Agent, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender hereunder (whether as fundings of participations, indemnities or otherwise).

          (e)     Indemnification. Each of the Participating Lenders shall, to the extent of their respective Percentages, indemnify the Issuers (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result solely from the applicable Issuer’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction) that the Issuers may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all other L/C Documents.

       Section 1.4.     Manner of Borrowing Revolving Loans.

          (a)     Generally. The Company (which is acting on behalf of the Borrowers pursuant to Section 1.7 hereof) shall give the Agent notice (which shall be irrevocable and may be written or oral, but if oral, promptly confirmed in writing substantially in the form of Exhibit F attached hereto) by 10:00 a.m. (Central Time) on any Business Day of each request for a Borrowing of Revolving Loans, in each case specifying the Borrower to which the proceeds of such Borrowing are to be disbursed, the amount of each such Borrowing, the currency of such Borrowing (which must be U.S. Dollars or an Alternative Currency, except that Domestic Rate Loans shall only be available in U.S. Dollars), the date such Borrowing is to be made, which shall be not less than three Business Days following the date of such notice in the case of a Borrowing in an Alternative Currency or a Borrowing of Eurodollar Loans, but which may be the same day in the case of a Borrowing of Domestic Rate Loans, whether the Borrowing is to be of Domestic Rate Loans or Eurodollar Loans and, in all cases other than a Borrowing of Domestic Rate Loans, of the Interest Period selected therefor. The Agent shall promptly notify each Lender of its receipt of each such notice. Not later than 1:00 p.m. on the date specified for any Borrowing, each Lender shall make the proceeds of its Revolving Loan comprising part of such Borrowing available in immediately available funds to the Agent in Chicago except (i) in the case of Revolving Loans denominated in an Alternative Currency, which shall be made available at such office as the Agent has previously specified in a notice to each Lender in such funds which are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the relevant Borrower for same day value on the date of the relevant Borrowing and (ii) to the extent such Borrowing is a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Loans to the same Borrower and in the same currency (a “Refunding Borrowing”), in which case each Bank shall record the Revolving Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the Note held by it, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Revolving Loan through the proceeds of such new Revolving Loan. Subject to all of the terms and conditions hereof, the proceeds of each Lender’s Revolving Loan denominated in U.S. Dollars shall be made available to the relevant Borrower on the date requested at the office of the Agent in Chicago and the proceeds of each Lender’s Revolving Loans denominated in an Alternative Currency at such office as the Agent has previously agreed to with the relevant Borrower, in each case in the type of funds received by the Agent from the Lenders. The Lenders’ obligations to make Revolving Loans in an Alternative Currency or to provide or participate in Letters of Credit payable in an Alternative Currency shall always be subject to such Alternative Currency being freely available to each of them in the relevant market. If any Lender reasonably determines that such currency requested is unavailable to it in the amount and for the term requested it shall so notify the Agent within two hours of its receipt of the aforesaid notice and the Agent shall promptly notify the Company and each other Lender of its receipt of such notice and the request of the Company for the Borrowing in the Alternative Currency in question shall otherwise be deemed withdrawn. Borrowing notices shall otherwise be irrevocable.

          (b)     Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Lender before the time when such Lender is scheduled to make payment to the Agent of the proceeds of a Revolving Loan that such Lender does not intend to make such payment, the Agent may assume that such Lender has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the relevant Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Agent, such Lender shall, on demand, pay to the Agent the amount made available to such Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on (but excluding) the date such Lender pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate or, in the case of a Revolving Loan denominated in an Alternative Currency, the cost to the Agent of funding the amount it advanced to fund such Lender’s Revolving Loan, as determined by the Agent. If such amount is not received from such Lender by the Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan.

       Section 1.5.     Minimum Borrowing Amounts. Each Borrowing of Domestic Rate Loans shall be in an amount not less than $2,000,000, or such greater amount which is an integral multiple of $100,000, and each Borrowing of Eurodollar Loans shall be in an amount not less than $5,000,000, or such greater amount which is an integral multiple of $100,000.

       Section 1.6.     Maturity of Loans. Each Eurodollar Loan and Swing Loan shall mature and become due and payable on the last day of the Interest Period applicable thereto, provided that, subject to the terms and conditions of this Agreement, a Eurodollar Loan may be refunded through a Refunding Borrowing. Each Domestic Rate Loan shall mature and become due and payable on the Termination Date.

       Section 1.7.     Appointment of Company as Agent for Borrowers; Reliance by Agent.

          (a)     Appointment. Each Borrower irrevocably appoints the Company as its agent hereunder to make requests on such Borrower’s behalf under Section 1 hereof for Borrowings to be made by such Borrower and for Letters of Credit to be issued for such Borrower’s account and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to such Borrower. The Agent and the Lenders shall be entitled to conclusively presume that any action by the Company under the Loan Documents is taken on behalf of any one or more of the Borrowers whether or not the Company so indicates.

          (b)     Reliance. All requests for Borrowings and selection of interest rates, currencies and Interest Periods to be applicable thereto may be written or oral, including by telephone or telecopy. The Borrowers agree that the Agent may rely on any such notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnifying the Agent and Lenders from any liability or loss ensuing from such reliance), and in the event any such telephonic or other oral notice conflicts with any written confirmation, such oral or telephonic notice shall govern if the Agent has acted in reliance thereon.

       Section 1.8.     Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may, in its discretion, make loans to the Company under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Company from time to time and Borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

          (b)     Intentionally Omitted.

          (c)     Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Domestic Rate plus the Applicable Margin for Domestic Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Quoted Rate (as hereinafter defined) (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.

          (d)     Requests for Swing Loans. The Company shall give the Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Company requests that any Swing Loan be made of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Agent shall promptly advise the Swing Line Lender of any such notice received from the Company. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Company at which the Swing Line Lender would be willing to make such Swing Loan available to the Company for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Quoted Rate”). The Company acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Company does not so immediately accept the Quoted Rate for the full amount requested by the Company for such Swing Loan, the Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Domestic Rate Loans under the Revolving Credit to the Domestic Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Company on the date so requested at the offices of the Agent in Chicago, Illinois.

          (e)     Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Agent and the Company, request each Lender to make a Revolving Loan in the form of a Domestic Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(k) or 8.1(l) exists with respect to the Company, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Agent (for the account of the Swing Line Lender), in immediately available funds, at the Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

          (f)     Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.8(e) above (due to the existence of an Event of Default described in Section 8.1(k) or 8.1(l)), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Company, any other Borrower, any Guarantor, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

       Section 1.9.     Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the relevant Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(a) for any Domestic Rate Loan or any Swing Loan bearing interest based on the Domestic Rate, the sum of 2.0% plus the Applicable Margin plus the Domestic Rate from time to time in effect;

                    (b)     for any Eurodollar Loan denominated in U.S. Dollars or any Swing Loan bearing interest at the Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Domestic Rate Loans plus the Domestic Rate from time to time in effect; and

                    (c)     for any Eurodollar Loan denominated in an Alternative Currency, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter at a rate per annum equal to the sum of the Applicable Margin, plus a rate of two percent (2.0%) plus the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) at which overnight or weekend deposits of the appropriate currency (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Agent may elect in its absolute discretion) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Loan (or, if the Agent is not placing deposits in such currency in the interbank market, then the Agent’s cost of funds in such currency for such period).

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrowers. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

       Section 1.10.     Increase in Commitment. Provided no Default or Event of Default has occurred and is continuing, the Company may, on any Business Day on or prior to the Termination Date, from time to time, increase the aggregate amount of the Commitments up to a maximum amount of $650,000,000 by delivering a Commitment Amount Increase Request in the form of Exhibit E hereto at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender acceptable to the Agent and each Applicable Issuer in their reasonable discretion or additional Commitment agreed to be made by any existing Lender (each such additional Lender or existing Lender (in its capacity as such) being referred to as an “Additional Lender”) and the amount of its Commitment (or additional amount of its Commitment). The effective date of the Commitment Amount Increase shall be agreed upon by the Company, such Additional Lender and the Agent (whose agreement shall not be unreasonably withheld, conditioned or delayed). Upon the effectiveness thereof, each Additional Lender shall advance Revolving Loans and purchase Participating Interests in all then outstanding Letters of Credit in an amount sufficient such that after giving effect to such Revolving Loans and purchases each Lender (including such Additional Lender) shall have outstanding its respective Percentage of the aggregate Revolving Loans and Participating Interests then outstanding. It shall be a condition to such effectiveness that no Eurodollar Loans be outstanding on the date of such effectiveness and that the Company shall not have terminated any portion of the Commitments pursuant to Section 3.5(a) hereof. The Company agrees to pay any reasonable fees or expenses of the Agent (including reasonable fees and disbursements of counsel) relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

SECTION 2.     INTEREST.

       Section 2.1.     Domestic Rate Loans. Each Domestic Rate Loan shall bear interest (which the relevant Borrower promises to pay in arrears at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Loan is not paid when due (whether by lapse of time, acceleration or otherwise), such Revolving Loan shall bear interest (which the relevant Borrower promises to pay at the times hereinafter provided), whether before or after judgment, and until payment in full thereof, at the rate per annum specified in Section 1.9 hereof. Interest on the Domestic Rate Loans shall be payable in arrears on the last day of each March, June, September and December of each year (beginning on the first of such dates after the date hereof) and at maturity of the Revolving Credit Notes and interest after maturity shall be due and payable upon demand.

          Section 2.2.     Eurodollar Loans. Each Eurodollar Loan shall bear interest (which the relevant Borrower promises to pay in arrears at the times herein provided) on the unpaid principal amount thereof from time to time outstanding from the date of the Borrowing of such Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus Adjusted LIBOR, payable on the last day of the applicable Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on the date occurring three months after the date of the Borrowing of such Loan; provided that if a Eurodollar Loan is not paid when due (whether by acceleration or otherwise), such Loan shall bear interest (which the relevant Borrower promises to pay at the times herein provided) from the date such payment was due until paid in full, payable on demand, at the rate per annum specified in Section 1.9 hereof.

          Section 2.3.     Rate Determinations. The Agent shall determine each interest rate applicable to the Loans hereunder in accordance herewith, and its determination thereof shall be deemed prima facie correct.

          Section 2.4.     Computation of Interest. All interest on Domestic Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. All interest on Eurodollar Loans and Swing Loans bearing interest at the Quoted Rate (and unless otherwise stated herein, all fees, charges and commissions due hereunder) shall be computed on the basis of a year of 360 days for the actual number of days elapsed, except for Eurodollar Loans denominated in Pounds Sterling which shall be computed on the basis of a year of 365 or 366 days, as the case may be.

          Section 2.5.     Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(i) any payment or prepayment of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period for any reason,

               (ii)     any failure (because of a failure to meet the conditions of Borrowing or otherwise) by a Borrower to borrow or refund a Eurodollar Loan or Swing Loan on the date specified in a notice given pursuant to this Agreement,

(iii) any failure by a Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(iv) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company, with a copy to the Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct.

          Section 2.6.     Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain Loans in an Alternative Currency or Eurodollar Loans, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans or Loans in an Alternative Currency (as applicable) under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such Loans. The applicable Borrower shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the applicable Borrower may then elect to borrow the principal amount of the affected Loans from such Lender by means of Domestic Rate Loans which Loans shall not be made ratably by the Lenders but only from such affected Lender.

          Section 2.7.     Unavailability. If prior to the commencement of any Interest Period for any Borrowing of Eurodollar Loans:

               (a)     the Agent determines that deposits in the applicable currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

               (b)     the Required Lenders notify the Agent that (i) LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Loans in the currency in question for such Interest Period or (ii) that the making or funding of Loans in the relevant currency has become impracticable, in either case as a result of an event occurring after the date hereof which in the opinion of such Lenders materially adversely affects such Loans, then and in any such event the Agent shall not less than two days prior to the commencement of such Interest Period, give notice thereof to the Company and the Lenders, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Loans in the currency so affected or to make Eurodollar Loans (as applicable) shall be suspended.

          Section 2.8.     Increased Cost and Reduced Return. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (i)     shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to any of its Eurodollar Loans, its Revolving Credit Notes, its Letter(s) of Credit, or its participation in any thereof, or its obligation to make Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest on any of its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurodollar Loans, Letter(s) of Credit, or participations therein or its obligation to make Eurodollar Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or applicable lending office is located); or

               (ii)     shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its lending office) or on the interbank market any other condition affecting its Revolving Loans, its Revolving Credit Notes, its Letter(s) of Credit, or its participation in any thereof, any of its obligation to make Revolving Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its lending office) of making or maintaining any Revolving Loan in the currency requested or issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or under its Notes with respect thereto, by an amount in each case deemed by such Lender, in its reasonable judgment, to be material, then, within fifteen (15) days after demand by such Lender (with a copy to the Agent), the Company shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

          Each Lender that determines to seek compensation under this Section 2.8 shall notify the Company and the Agent of the circumstances that entitle the Lender to such compensation pursuant to this Section 2.8 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 2.8 and setting forth the additional amount or amounts to be paid to it hereunder shall be deemed prima facie correct. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          Section 2.9.        Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Company and the Agent (but such funds shall in any event be made available to the Company at the office of the Agent as herein provided for), provided that the Company shall not be required to reimburse any Lender under any of the provisions of this Section 2 for any cost which such Lender would not have incurred but for changing its lending or funding branch unless the Company consented in writing to such change.

          Section 2.10.     Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations under this Agreement shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the relevant market and in the relevant currency having a maturity corresponding to such Eurodollar Loan’s Interest Period and bearing an interest rate equal to Adjusted LIBOR for the currency in question for such Interest Period.

          Section 2.11.     Capital Adequacy. If any Lender shall determine that any applicable law, rule or regulation regarding capital adequacy instituted after the date hereof, or any change in the interpretation or administration of any applicable law, rule or regulation regarding capital adequacy by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or the Letters of Credit or credit extended by it hereunder to a level below that which such Lender could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time as specified by such Lender the Company shall pay on demand such additional amount or amounts as will compensate such Lender for such reduction. A certificate of any Lender claiming compensation under this Section 2.11 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be prima facie evidence thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

          Section 2.12.     Substitution of Lenders. In the event (a) any Borrower receives a claim from any Lender for compensation under Section 2.8 or 11.1 hereof, (b) any Borrower receives notice from any Lender of any illegality pursuant to Section 2.6 hereof, (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person, or (d) a Lender fails to consent to an amendment or waiver requested under Section 11.4 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Company, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 2.5 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 11.17 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrowers).

          Section 2.13.     Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 3.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 3.1 with respect to such Defaulting Lender’s Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the Applicable Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the Applicable Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrowers shall deliver to the Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of L/C Obligations then outstanding (to be, held by the Agent as set forth in Section 8.4 hereof). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.13, performance by the Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 2.13. The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender and which the Agent or any Lender may have against such Defaulting Lender.

SECTION 3.          FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND NOTATIONS.

          Section 3.1.     Commitment Fee. For the period from the Closing Date to and including the Termination Date, the Borrowers shall pay to the Agent for the account of the Lenders a non-refundable commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and actual days elapsed) on the average daily Unused Commitments. Such fee is due and payable in arrears on the last day of each calendar quarter (commencing with the first of such dates after the date hereof) and on the Termination Date.

          Section 3.2.     Other Fees. The Company shall pay to the Agent such other and additional fees as may from time to time be agreed to between the Company and the Agent.

          Section 3.3.     Letter of Credit Fees. The applicable Borrowers shall pay to the Agent, for the ratable account of the Lenders, a fee on the amount of the L/C Obligations from time to time outstanding computed at the Applicable Margin (computed on the basis of a year of 360 days and actual days elapsed), each such fee to be due and payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date. In addition, on the date of issuance of each Letter of Credit the applicable Borrower shall pay the Applicable Issuer for its own account an issuance fee of 1/8 of 1% of the face amount of such Letter of Credit, such fee to be retained by the Applicable Issuer for its own account. In addition, the applicable Borrower shall pay to the Applicable Issuer such issuing, processing, drawing, amendment and other fees and charges as the Applicable Issuer customarily imposes in connection with the issuance of letters of credit of the type in question, the payment of drafts thereunder or amendments thereto.

          Section 3.4.     Voluntary Prepayments. The Borrowers shall have the privilege of prepaying without premium or penalty (except as set forth in Section 2.5 above) and in whole or in part (but, if in part, then: (i) in an amount not less than $2,000,000, or such lesser amount as may then be outstanding, and (ii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by the Borrower to the Agent or, in the case of a Borrowing of Domestic Rate Loans or Swing Loans, notice delivered by the Borrower to the Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 2.5 hereof.

          Section 3.5.     Mandatory Prepayments and Commitment Reductions. (a) Commitments. In the event that the aggregate amount of Revolving Loans, Swing Loans and L/C Obligations shall at any time and for any reason exceed the Commitments or the aggregate amount of Revolving Loans, Swing Loans and L/C Obligations owing from any Borrower shall exceed any applicable Sublimit, in each case for any reason (including changes in currency rates), the Borrowers shall immediately and without notice or demand pay the amount of the excess to the Agent as and for a mandatory prepayment on the Revolving Loans or, if the Revolving Loans have been paid in full but L/C Obligations are outstanding, then and in any such event, such excess shall be paid over to the Agent to be applied against, or held as collateral security for, as applicable, such L/C Obligations.

          (b)     Asset Dispositions. (i) If any Borrower or any Restricted Subsidiary shall at any time or from time to time make or agree to make a Disposition (other than Dispositions of inventory in the ordinary course of business) or shall suffer an Event of Loss after the date hereof resulting in Net Cash Proceeds in excess of $10,000,000 individually or on a cumulative basis in any fiscal year of the Borrowers, to the extent the aggregate amount of all such Net Cash Proceeds received by the Borrowers and the Restricted Subsidiaries during the period from and including the date hereof to and including the date of such Disposition or Event of Loss exceed 10% of the book value of assets of the Borrowers and the Restricted Subsidiaries as of such date, then (x) the Company shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and (y) such Net Cash Proceeds shall be paid over to the Agent promptly upon receipt by such Borrower or such Restricted Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss for application as set forth herein. Immediately upon receipt by the applicable Borrower or such Restricted Subsidiary of such Net Cash Proceeds, the Commitments shall ratably terminate in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds and the Agent shall apply such Net Cash Proceeds to the payment of all amounts, if any, required by Section 3.5(c) hereof; provided that in the case of each Disposition and Event of Loss so long as no Default or Event of Default shall have occurred and is then continuing, if the Company states in its notice of such event that the applicable Borrower or the applicable Subsidiary intends to reinvest, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then the Agent shall deposit such Net Cash Proceeds in the Collateral Account and the Commitments shall not so terminate under this Section to the extent such Net Cash Proceeds are actually reinvested in such similar assets within such 180-day period. Concurrently with any such reinvestment, the Agent shall return the amount of such Net Cash Proceeds to be reinvested to the Company. Promptly after the end of such 180-day period, in the event that the applicable Borrower or Restricted Subsidiary has not reinvested any of such Net Cash Proceeds in such similar assets, the Commitments shall immediately terminate in an amount equal to 100% of such Net Cash Proceeds and the Agent shall promptly apply such Net Cash Proceeds to the payment of all amounts, if any, required by Section 3.5(c) below and release the balance thereof to the Company. In the event and to the extent that any Commitment reduction pursuant to this Section 3.5(b) does not require a prepayment of Loans or prefunding of L/C Obligations pursuant to Section 3.5(c) below, the Agent shall promptly return the Net Cash Proceeds not required for such purpose to the Company. The provisions of this subsection shall not apply to the sale of the Company’s capital stock in Drake & Scull (Cayman Islands) No. 3 Limited (“D&S Cayman”), its interest in EMCOR Facilities Limited (“EFS-Dubai”), a company incorporated under the Dubai-Jebel Ali Free Zone Offshore Companies Regulations 203 and/or its interest in the Drake & Scull trademark. It is contemplated that such transactions shall be effectuated by transferring the Company’s interest in EFS Dubai and in the Drake & Scull trademark to D&S Cayman (whose assets shall primarily consist of the equity interest in EFS-Dubai and the Drake Scull trademark) and thereafter selling all the capital stock of D&S Cayman.

          (c)     Commitment Terminations. The Borrowers shall, on each date the Commitments are reduced pursuant to Section 3.5(b) or 3.6 hereof, prepay the Revolving Loans, Swing Loans,

and, if necessary, prefund the L/C Obligations by the amount necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.

          Section 3.6.     Voluntary Terminations. The Borrowers shall have the privilege without any penalty or fee upon five Business Days’ prior notice from the Company (which need not be joined in by any Borrower) to the Agent (which shall promptly notify the Lenders) to ratably terminate the Commitments in whole or in part (but if in part then in the amount of $1,000,000 or such greater amount which is an integral multiple of $100,000, unless the Commitments shall be less than $1,000,000); provided that the Commitments may not be reduced to an amount less than the sum of all Revolving Loans and all L/C Obligations then outstanding unless there is deposited with the Agent as cash collateral for such Revolving Loans and L/C Obligations cash in the amount by which the same exceed the amount of the Commitments. Any termination of the Revolving Commitments below any Sublimit or the Swing Line Sublimit then in effect shall reduce such Sublimit or Swing Line Sublimit, as applicable, by a like amount. The Agent shall give prompt notice to each Lender of any such termination of the Commitments.

          Section 3.7.     Place and Application. All payments of principal, interest and fees shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) in immediately available and freely transferable funds at the place of payment by no later than 12:00 Noon Central Time on the due date thereof or, if such payment is to be made in an Alternative Currency, by no later than 12:00 Noon local time at the place of payment to such office as the Agent has previously specified; provided however that reimbursements of drawings under Letters of Credit shall be made to the Applicable Issuer. Any payments received by the Agent or such Applicable Issuer after such time shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of Revolving Loans or reimbursement of drawings under a Letter of Credit in an Alternative Currency, in such Alternative Currency in such funds then customary for settlement of international transactions in such currency. All such payments shall be made without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Except as herein provided, all payments shall be received for the ratable account of the Lenders and shall be distributed by the Agent to the Lenders in accordance with their Percentages on the date the Agent receives payment, or if the Agent receives payment later than 12:00 Noon Central Time, then no later than the next Business Day. Any amount prepaid on the Revolving Loans may, subject to all of the terms and conditions hereof, be borrowed, repaid and borrowed again. Unless the applicable Borrower otherwise requests, each prepayment shall be first applied to such Borrower’s Domestic Rate Loans and then to its Eurodollar Loans in the order in which their Interest Periods expire. Any prepayment of Eurodollar Loans shall be accompanied by any amount due the Lenders under Section 2.5 hereof but acceptance of any such prepayment without such a payment being made shall not preclude a later demand by the Lenders for such payment.

          Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

               (a)     first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral or by the Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrowers have agreed to pay under Section 11.5 hereof (such funds to be retained by the Agent for its own account unless the Agent has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(b) second, to the payment of principal and interest on the Swing Loans until paid in full;

               (c)     third, to the payment of any outstanding interest or other fees or amounts due under the Revolving Loans and the other Loan Documents, in each case other than for principal or in reimbursement or collateralization of L/C Obligations, ratably as among the Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

               (d)     fourth, to the payment of the principal of the Revolving Loans and any unpaid Reimbursement Obligations and to the Agent to be held as collateral security for any other L/C Obligations (until the Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to or held as collateral security for the Lenders and, in the case of Hedging Liability, their Affiliates, to be allocated pro rata in accordance with the then aggregate unpaid amounts owing to each holder thereof;

               (e)     fifth, to the Agent and the Lenders ratably in accordance with the amounts of any other indebtedness, obligations or liabilities of the Borrowers owing to each of them and secured by the Collateral Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

               (f)     sixth, to the Company on behalf of the Borrowers (each Borrower hereby agreeing that its recourse for its share of such payment shall be to the Company and not the Agent or any Lender) or whoever else may be lawfully entitled thereto.

          Section 3.8.     Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b)     The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof, the Interest Period with respect thereto, and the currency in which such Loan is denominated, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.

          (c)     The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

          (d)     Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Credit Note”), or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Credit Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 11.17) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 11.17, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

SECTION 4.          THE COLLATERAL AND THE GUARANTEES.

          Section 4.1.     The Collateral. The Obligations and Hedging Liability (i) of the U.S. Borrowers shall be secured by valid and perfected first Liens on all inventory, accounts receivable, equipment and other personal property (as further described in the Collateral Documents) of the U.S. Borrowers and the U.S. Subsidiaries which are Guarantors and, subject to the provisions of this Section 4.1, all capital stock of all Guarantors, together with all instruments, securities, chattel paper and intangibles of the U.S. Borrowers and the U.S. Subsidiaries which are Guarantors and all proceeds of the foregoing, and (ii) of the U.K. Borrowers and the Canadian Borrowers shall be secured by valid and perfected first Liens on all inventory, accounts receivable, equipment and personal property (as further described in the Collateral Documents) of the U.S. Borrowers, U.K. Borrowers, the Canadian Borrowers, the U.S. Subsidiaries which are Guarantors, the U.K. Subsidiaries which are Guarantors and the Canadian Subsidiaries which are Guarantors, subject to the provisions of this Section 4.1, all capital stock of all Guarantors, together with all instruments, securities, chattel paper and intangibles of the U.S. Borrowers, the U.K. Borrowers, the Canadian Borrowers, the U.S. Subsidiaries which are Guarantors, the U.K. Subsidiaries which are Guarantors and the Canadian Subsidiaries which are Guarantors and all proceeds of the foregoing; provided however that unless and until the Required Lenders otherwise elect; (i) the Borrowers and the Guarantors shall not be required to note the Agent’s Lien on any certificate of title issued for a vehicle or to perfect a Lien on fixtures and (ii) no Guarantor, the fair market value of whose assets aggregate less than $1,000,000 shall be required to grant Liens on its assets to the Agent, further provided that:

               (i)      Liens on (a) any contract (or modification thereof) (a “Contract”) to which any Guarantor is a party (“Contractor”), the performance of which is guaranteed by any bond, undertaking, instrument of guarantee or any continuation, extension, alteration, renewal or substitution thereof, executed by any bonding company of a Contractor; (b) any subcontract or purchase order and against any legal entity and its bonding company which has contracted with a Contractor to furnish labor, materials, equipment, and supplies in connection with any Contract; (c) monies, Contract balances, due or to become due any Contractor on any Contract, including all monies earned or unearned which are unpaid at the time of notification by a bonding company to the obligee of the bonding company’s rights under any agreement of indemnity with a Contractor; (d) any actions, causes of action, claims or demands whatsoever which a Contractor may have or acquire against any party to a Contract or arising out of or in connection with any Contract, including but not limited to those against obligees and design professionals any bonding company or binding companies of any obligee; (e) any and all rights, title, interest in, or use of any patent, copyright or trade secret which is or may be necessary for the completion of any bonded work; (f) all monies due or to become due to a Contractor on any policy of insurance relating to any claims arising out of the performance of any Contract or to premium refunds, including, but not limited to, builders risk, fire, employee dishonesty or workers’ compensation policies; (g) all supplies, tools, plants, material, inventory, and equipment (whether completely manufactured or not), wherever located, which have been or hereafter may be purchased, used, or acquired for use, entirely or partly, in connection with or to be incorporated into the matter that is the subject of any Contract; and (h) all amounts that may be owing from time to time by a bonding company to a Contractor or any Guarantor in any capacity including, without limitation, any balance or share belonging to such Contractor or Guarantor or any deposit or other account with a bonding company, may be subject to prior Liens in favor of bonding companies to secure obligations in connection with such payment and performance bonds;

(ii) no Lien need be granted on any asset subject to a lien permitted by Section 7.11(e), (i), (l) (as to Liens on fixed assets only) or (m);

(iii) no Lien need be granted on the capital stock of an Unrestricted Subsidiary or on the capital stock or assets of a corporation identified on Schedule 5.2 as a designated foreign subsidiary;

(iv) no Liens need be granted on real property unless and until the Required Lenders so require;

(v) Liens granted may be subject and subordinate to Liens permitted by clauses (a), (b), (c), (e), (f), (g), (h), (j), (k), (n), and (o) of Section 7.11 hereof;

               (vi)     Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on notes receivable having a fair value of less than $2,000,000 in any instance and $10,000,000 in the aggregate or on bonds or notes pledged to the City of New York in lieu of retainage;

               (vii)   Liens need not be perfected by possession or control (but may be perfected by the filing of a financing statement) on equity securities (other than capital stock of Restricted Subsidiaries to the extent required hereby) having a fair value of less than $1,000,000 in any instance and $5,000,000 in the aggregate;

               (viii)  no lien need be granted on any contract, license, permit or franchise, that validly prohibits the creation, attachment, or perfection of a security interest in favor of the Agent of a security interest in such contract, license, permit or franchise (or in any rights or property obtained by such Person under such contract, license, permit or franchise);

               (ix)    no lien need be granted on any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein;

               (x)     no lien need be granted on any rights or property to the extent that such rights or property secure purchase money financing therefor permitted by this Credit Agreement and the agreements providing such purchase money financing prohibit the creation of a further security interest therein; and

               (xi)   Liens on payroll accounts maintained by the Borrowers and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed the then current amount of their payroll obligations.

The Borrowers agree that they will, and will cause the Guarantors to, from time to time at the request of the Agent or the Required Lenders execute and deliver such documents, security agreements, assignments, pledges, hypothecs or charges and do such acts and things as the Agent or the Required Lenders may reasonably request in order to provide for or perfect such Liens on the Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral owned by the U.K. Subsidiaries and the Canadian Subsidiaries and any other Controlled Foreign Corporation (“CFC”) as such term is defined a Section 957 of the Code whose assets are included as part of the Collateral (including without limitation equity interests in other U.K. Subsidiaries and Canadian Subsidiaries) shall secure solely the indebtedness, liabilities and obligations of the U.K. Subsidiaries, the Canadian Subsidiaries and any CFC hereunder and under the other Loan Documents and not the indebtedness, liabilities and obligations of the U.S. Borrowers and the U.S. Subsidiaries hereunder and under the other Loan Documents. Notwithstanding the foregoing, the portion of the capital stock of each U.K. Subsidiary, Canadian Subsidiary and any other CFC owned by a U.S. Corporation and constituting Collateral in excess of 65% of the total issued and outstanding capital stock of such Subsidiary (herein, the “Excess Stock Collateral”) shall secure only the indebtedness liabilities and obligations of the Canadian Subsidiaries, U.K. Subsidiaries and/or any other CFC hereunder and under the other Loan Documents. In no event shall the Excess Stock Collateral secure the indebtedness, liabilities and obligations of the U.S. Borrowers or the U.S. Subsidiaries hereunder or under the other Loan Documents. Notwithstanding the foregoing, no Lien need be granted on the capital stock of a captive insurance company or captive surety company if the granting of such Lien would violate applicable law or require the consent of any applicable regulatory body.

          Section 4.2.     The Guarantees. The Obligations and Hedging Liability (i) of the U.S. Borrowers shall be fully guaranteed by the Company and the U.S. Subsidiaries which are Guarantors and (ii) of the U.K. Borrowers and the Canadian Borrowers shall be fully guaranteed by the Company, the U.S. Subsidiaries, the U.K. Subsidiaries and the Canadian Subsidiaries in each case which are Guarantors. Subject to Section 4.1 and except as otherwise required in Section 4.1, the Required Lenders may from time to time require any Restricted Subsidiary (other than any Restricted Subsidiary (i) which is not a Wholly-Owned Subsidiary, (ii) which is a CFC but not a UK Subsidiary or a Canadian Subsidiary or (iii) which is a captive insurance company or captive surety company) to provide a Guarantee and Liens on its assets in which event the Company shall within 30 days of request cause such Restricted Subsidiary to execute and deliver a Guarantee to the Agent together with such supporting resolutions, opinions and other showings as the Agent may reasonably require.

SECTION 5.          REPRESENTATIONS AND WARRANTIES.

               Each Borrower represents and warrants to the Agent and the Lenders as follows:

          Section 5.1.     Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing (or their equivalents under applicable local law) as a corporation, limited liability company or partnership under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

          Section 5.2.     Subsidiaries. Except as set forth in the Side Letter, each Restricted Subsidiary is duly organized, validly existing and in good standing (or their equivalents under applicable local law) under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect. As of the date hereof, Schedule 5.2 hereto identifies each Restricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Restricted Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding and the Company will notify the Agent of any material changes in such information. All of the outstanding shares of capital stock and other equity interests of each such Subsidiary are validly issued and outstanding and fully paid and nonassessable (except for the provisions of Section 630 of the

Business Corporation Law of the State of New York, as to New York Corporations) and as of the date hereof all such shares and other equity interests indicated on Schedule 5.2 as owned by the Company or a Restricted Subsidiary are as of the date hereof owned, beneficially and of record, by the Company or such Restricted Subsidiary free and clear of all Liens not permitted hereby. There are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Restricted Subsidiary except in favor of the Company or a Restricted Subsidiary.

          Section 5.3.     Corporate Authority and Validity of Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for, to grant to the Agent the Liens provided for in the Collateral Documents being executed by it, and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. Each Guarantor has full right and authority to enter into the Loan Documents to which it is a party, to grant to the Agent the Liens provided for in the Collateral Documents executed by it and to perform all of its obligations under such Loan Documents. The Loan Documents have been duly authorized, executed and delivered by the Borrowers and Guarantors and constitute valid and binding obligations of the Borrowers and Guarantors enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Borrower or Guarantor of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or Guarantor or any provision of the charter, articles of incorporation or organization or by-laws of any Borrower or Guarantor or any covenant, indenture or agreement of the Borrowers or Guarantors or affecting any of their Properties, or result in the creation or imposition of any Lien on any Property of the Borrowers or Guarantors.

     Section 5.4.     Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Revolving Loans and other extensions of credit made available hereunder to refinance existing indebtedness including indebtedness under the Existing Credit Agreement and under the Term Loan Agreement, to finance Permitted Acquisitions and Capital Expenditures, and for their working capital and general corporate purposes. Neither the Borrowers nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

          Section 5.5.     Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2008 and the related consolidated statements of operations, cash flows and shareholder’s equity of the Company and its subsidiaries for the fiscal year then ended, and accompanying notes thereto, which consolidated financial statements are accompanied by the audit report of Ernst & Young LLP, an independent registered public accounting firm, and the unaudited interim condensed consolidated balance sheet of the Company and its subsidiaries as at September 30, 2009 and the related interim condensed consolidated statements of operations, cash flows and shareholder’s equity of the Company and its subsidiaries for the nine (9) months then ended heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Company and its subsidiaries as at said dates and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis, but subject, in the case of such interim condensed financial statements on the related notes thereto (the “Notes”), to year end audit adjustments which are not expected to be material. Neither the Company nor any Restricted Subsidiary has, to the best of its knowledge, contingent liabilities which could reasonably be expected to have a Material Adverse Effect other than as indicated on such financial statements or, as to each reaffirmation of this sentence’s representation and warranty in the future, on the most recent financial statements or the related notes thereto which are to be provided to the Lenders pursuant to Section 7.5 hereof.

          Section 5.6.     No Material Adverse Change. Since September 30, 2009, there has been no change in the condition (financial or otherwise) or business prospects of the Company and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          Section 5.7.     Full Disclosure. The written statements and written information furnished by or on behalf of the Borrowers to the Agent and the Lenders through the date hereof in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders by or on behalf of the Borrowers, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.

          Section 5.8.     Good Title. Except to the extent heretofore disclosed on the Schedules to this Agreement or in the Side Letter, as of the date hereof the Company and the Restricted Subsidiaries have good and marketable title to their real property and good and merchantable title to the balance of their assets as reflected on the most recent balance sheets of the Company and its Restricted Subsidiaries furnished to the Lenders (except for sales of assets by the Borrowers and their Restricted Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.11 hereof.

          Section 5.9.     Litigation and Other Controversies. Except as disclosed on Schedule 5.9 hereof, there is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of any Borrower threatened, against the Borrower or any Restricted Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of any Borrower or Guarantor to perform its obligations under, this Agreement or any other Loan Document or (b) have a Material Adverse Effect.

          Section 5.10.   Taxes. All tax returns which, to the best knowledge of the Company, are required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid to the extent due, in each case except where the failure to do so would not cause a Material Adverse Effect. The Borrowers do not know of any material proposed additional tax assessment against them or the Restricted Subsidiaries for which adequate provision in accordance with GAAP has not been made in their respective financial statements. Adequate provisions in accordance with GAAP for taxes on the books of the Company, each other Borrower and each Restricted Subsidiary have been made for all open years, and for its current fiscal period.

          Section 5.11.     Approvals. Upon termination of the Existing Credit Agreement and Term Loan Agreement, no authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrowers or any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrowers or Guarantors of this Agreement or any other Loan Document, other than the stockholders of the Guarantors.

          Section 5.12.     Affiliate Transactions. No Borrower nor any Restricted Subsidiary is a party to any contract or agreement with any of its Affiliates (other than contracts and agreements between and among the Borrowers and Restricted Subsidiaries) on terms and conditions which are less favorable to such Borrower or such Restricted Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other than any such contract or agreement which could not reasonably be expected to have a Material Adverse Effect.

          Section 5.13.     Investment Company. No Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          Section 5.14.     ERISA. Except to the extent heretofore disclosed in writing to the Lenders, to the best of the Company’s knowledge, each Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan (other than material liabilities arising in the future under a multiemployer plan as defined in Section 4001(c)(3) of ERISA which could not reasonably be expected to have a Material Adverse Effect) under Title IV of ERISA other than a material liability to the PBGC for premiums under Section 4007 of ERISA. Except as set forth in the Side Letter, as of the date hereof no Borrower nor any Restricted Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Article 6 of Title I of ERISA.

          Section 5.15.     Compliance with Laws. Each Borrower and each Restricted Subsidiary is in compliance with the requirements of all federal, governmental (whether national, supra-national or otherwise), state, provincial and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for such non-compliance with the same which could not reasonably be expected to have any Material Adverse Effect. No Borrower nor any Restricted Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, governmental (whether national, supra-national or otherwise), state, provincial or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

          Section 5.16.     Other Agreements. No Borrower nor any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrowers, any Restricted Subsidiary or any of their Properties, which default if uncured could reasonably be expected to have a Material Adverse Effect.

          Section 5.17.     No Default. No Default or Event of Default has occurred and is continuing.

          Section 5.18.     Solvency. Each Borrower is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage.

          Section 5.19.     OFAC. (a) Each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Restricted Subsidiary is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrowers have provided to the Agent, the Issuers, and the Lenders all information requested in writing by the Agent regarding the Borrowers, their Affiliates and the Restricted Subsidiaries necessary for the Agent, the Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of the Company’s knowledge, no the Borrower or any Affiliates or Restricted Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

SECTION 6.          CONDITIONS PRECEDENT.

               The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Domestic Rate Loan) or of the Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

          Section 6.1.     All Credit Utilizations. The obligation of the Lenders to provide any Borrower with any Credit Utilization (including the first such Credit Utilization) shall be subject to the conditions precedent that as of the time of each such Credit Utilization:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date (in which case such representation and/or warranty shall be true and correct as of such earlier date);

               (b)     the Borrowers and Guarantors shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Utilization;

               (c)     after giving effect to such Credit Utilization, (a) the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations shall not exceed the Commitments then in effect, (b) the aggregate principal amount of the Revolving Loans made to any Borrower and of L/C Obligations in respect of Letters of Credit issued for such Borrower’s account shall not exceed any applicable Sublimit, (c) the aggregate principal amount of Swing Loans outstanding to the Company shall not exceed the Swing Line Sublimit and (d) the aggregate outstanding amount of L/C Obligations shall not exceed the lesser of the Commitments or the L/C Sublimit;

               (d)     such Credit Utilization shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect (the Lenders acknowledging that as of the date hereof they know of none of such other than the restrictions of Regulation U);

               (e)     in the case of the issuance of any Letter of Credit, the Applicable Issuer shall have received a properly completed Application therefor and, in the case of an extension or increase in the amount of the Letter of Credit, the Applicable Issuer shall have received a written request therefor, in a form acceptable to the Applicable Issuer, with such Application or written request, in each case to be accompanied by the fees required by this Agreement;

               (f)     in any case in which a Loan is to be made available to a Borrower to enable the acquisition of shares in a company incorporated in England and Wales, the applicable Borrower shall have complied with the provisions of Chapter VI of the Companies Act 1985 (or any statutory re-enactment of that Act) and obtained all such approvals and other matters as are required by that chapter to the satisfaction of the Agent; and

               (g)     in any case in which a Loan is to be made available to a Canadian Borrower, neither the Agent nor any Lender shall have received any order or demand in respect of any one or more of the Canadian Borrowers under Section 224.1(1) of the Income Tax Act (Canada), Section 317 of the Excise Tax (Canada) or any similar federal or provincial statute.

Any request made by or on behalf of the Borrowers to the Agent or an Issuer for a Credit Utilization hereunder shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct.

          Section 6.2.     Initial Credit Utilization. Except as otherwise contemplated by Section 6.3 hereof, before or concurrently with the initial Credit Utilization:

(a) the Agent shall have received for each Lender this Agreement duly executed by the Borrower and the Lenders;

(b) to the extent requested by a Lender, the Agent shall have received such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions hereof;

               (c)     the Agent shall have received the Collateral Documents duly executed by the Borrowers and the Guarantors, together with (i) original stock certificates or other similar instruments or securities representing substantially all of the issued and outstanding shares of capital stock or other equity interests in the Restricted Subsidiaries (other than the Company’s Subsidiary organized under the laws of the Commonwealth of Puerto Rico) as of the date hereof, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Restricted Subsidiary executed in blank and undated, (iii) UCC and PPSA financing statements to be filed against each Borrower and each Subsidiary that is party to a Collateral Document, as debtor, in favor of the Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements, to the extent requested by the Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Agent, in each case to the extent required by Section 4.1 hereof;

(d) the Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Agent as mortgagee and lender’s loss payee;

               (e)     the Agent shall have received for each Lender copies of each Borrower’s and Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;

               (f)     the Agent shall have received for each Lender copies of resolutions of each Borrower’s and Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each Borrower’s and Guarantor’s behalf, all certified in each instance by its Secretary or Clerk or Assistant Secretary or Assistant Clerk;

               (g)     the Agent shall have received for each Lender copies of the certificates of good standing for each Borrower and Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state or other applicable governmental office in its incorporation or organization;

(h) the Agent shall have received for each Lender a list of each Borrower’s Authorized Representatives;

(i) the Agent shall have received for itself and for the Lenders the initial fees called for by Section 3.2 hereof;

               (j)     each Lender shall have received such evaluations and certifications as it may reasonably require (including a compliance certificate in the form attached hereto as Exhibit C containing calculations evidencing that (a) EBITDA for the 12-month period ended September 30, 2009 is at least $325 million and (b) the Leverage Ratio for the 12-month period ended September 30, 2009 is not greater than 0.25 to 1.0 in each case calculated as of the indebtedness incurred on the Closing Date was incurred on the first day of such 12-month period) in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrowers and the Guarantors, and the lack of material contingent liabilities of the Borrowers and the Guarantors;

               (k)     the Agent shall have received financing statement, tax, and judgment lien search results against the Property of each Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 7.11 hereof and searches (in form and substance satisfactory to the Agent) conducted at all relevant registries affecting the Borrowers, the Guarantors or their respective Property and all registrations reasonably required by the Agent in respect of the Liens created under the Collateral Documents shall have been completed;

(l) the Company shall have terminated the Existing Credit Agreement in accordance with the terms thereof;

               (m)   the Agent shall have received for each Lender the favorable written opinion of counsel to the Borrowers and each Guarantor, in form and substance satisfactory to the Agent, and legal opinions of foreign counsel and supporting documentation therefor with respect to, among other things, the liens on capital stock or other equity interests of Foreign Subsidiaries required by Section 4.1 hereof;

(n) the Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Agent may reasonably request;

(o) the Agent shall have received three-year projected financial statements of the Company and its Restricted Subsidiaries;

               (p)     since September 30, 2009, no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Company and its Restricted Subsidiaries, taken on a consolidated basis, shall have occurred;

(q) all indebtedness, obligations and liabilities arising under or pursuant to the Term Loan Agreement shall have been fully satisfied; and

(r) the Agent shall have received the executed Side Letter

          Section 6.3.     Post Closing Matters. Notwithstanding anything contained herein to the contrary, the Company shall use its best efforts to satisfy the conditions precedent set forth in Sections 6.2(c), (d), (e), (f), (g), (k) and (m) with respect to the U.K. Subsidiaries and the Canadian Subsidiaries not later than 60 days following the date hereof. It being understood and agreed that unless and until the Agent determines in its sole discretion foregoing conditions have been satisfied, neither the U.K. Borrowers nor the Canadian Borrowers (or the Company on their behalf) shall be permitted to request Borrowings or Letters of Credit hereunder.

SECTION 7.          COVENANTS.

               The Borrowers agree that, so long as any credit is available to or in use by or any amount is owing by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

          Section 7.1.     Maintenance of Business. The Borrowers will, and will cause each Restricted Subsidiary to, preserve and keep in force and effect its corporate existence and all leases, licenses and permits necessary to the proper conduct of its and their respective businesses except with respect to any Restricted Subsidiary to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not preclude the termination or discontinuance of any of such in connection with a sale or other disposition of substantially all of the assets of the Restricted Subsidiary in question or the merger or dissolution of same in each instance to the extent permitted by Section 7.14 hereof.

          Section 7.2.     Maintenance of Property. The Borrowers will maintain, preserve and keep their material plant, Properties and equipment used in the conduct of their respective businesses in good repair, working order and condition (ordinary wear and tear excepted), will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the overall efficiency thereof shall be preserved and maintained in all material respects, and will cause each Restricted Subsidiary so to do in respect of its material plant, Properties and equipment.

          Section 7.3.     Taxes and Assessments. The Borrowers will duly pay and discharge, and will cause each Restricted Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against the Borrowers or any Restricted Subsidiary or against their respective Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

          Section 7.4.     Insurance. The Borrowers will insure and keep insured, and will cause each Restricted Subsidiary to insure and keep insured, with insurance companies reasonably believed by them to be good and responsible, all insurable Property owned by them which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, and the Borrowers will insure, and cause each Restricted Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with insurance companies reasonably believed by them to be good and responsible as and to the extent usually insured by Persons similarly situated and conducting similar businesses, it being agreed that the foregoing shall not preclude the Borrowers and the Restricted Subsidiaries from directly or indirectly self insuring risks as and to the extent prudent and customary for companies similarly situated. The Borrowers shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrowers will upon request of the Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 7.4.

          Section 7.5.     Financial Reports and Rights of Inspection. The Borrowers shall, and shall cause each Restricted Subsidiary to, maintain a system of accounting in accordance with GAAP and shall furnish to the Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrowers and their Restricted Subsidiaries as the Agent or such Lender may reasonably request; and without any request, shall furnish to the Lenders:

               (a)     as soon as available, and in any event within forty-five (45) days after the close of each quarterly accounting period of the Company a copy of the condensed consolidated and consolidating balance sheet of the Company and its subsidiaries as of the last day of such period and the condensed consolidated (and consolidating in the case of the statement of operations only) statements of operations for such period and for the fiscal year to date and statements of cash flows and shareholder’s equity of the Company and its subsidiaries for the fiscal year to date, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year, in the case of the condensed consolidated financial statements only, prepared by the Company in accordance with GAAP (subject to year end audit adjustments which are not expected to be material and to the absence of footnotes); provided, however, that (i) consolidated financial statements need not be submitted for the last quarterly accounting period in each fiscal year and (ii) the consolidating balance sheet and consolidating statement of operations called for by this Section 7.5(b) for the last quarterly accounting period in each fiscal year may be submitted concurrently with the submittal of the audited financial statements for such fiscal year called for by Section 7.5(c) hereof;

               (b)     as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its subsidiaries as of the last day of the period then ended and the consolidated statements of operations, cash flows and shareholder’s equity of the Company and its subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion, in accordance with generally accepted auditing standards, of Ernst & Young LLP or another independent registered public accounting firm of national standing, selected by the Company and reasonably satisfactory to the Required Lenders;

               (c)     within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of existence thereof;

               (d)     as soon as available, and in any event within forty-five (45) days after the close of each quarterly accounting period of the Company, an accounts receivable and accounts payable aging, together with a backlog or work-in-progress report and claims report (detailing individual claims for which the amount recorded on books of the Company is in excess of $7,500,000), each in reasonable detail prepared by the Company;

               (e)     promptly after receipt of final copies thereof, any additional written reports, or other detailed information contained in writing concerning significant aspects of any Borrower’s or any Restricted Subsidiary’s operations and financial affairs given to it by its independent public accountants;

               (f)     as soon as available, and in any event within ninety (90) days following the end of each fiscal year of the Company, a copy of the Company’s consolidated and consolidating operating budget for the following fiscal year, such operating budget to show the Company’s projected consolidated and consolidating revenues, expenses and net income and to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Agent; and

               (g)     promptly after knowledge thereof shall have come to the attention of the chief executive or chief financial officer of any Borrower, written notice of (i) any pending litigation or governmental proceeding or labor controversy against any Borrower or Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect or (ii) any threatened litigation, governmental proceeding or labor controversy against any Borrower or Restricted Subsidiary which the Company or such Borrower or Restricted Subsidiary in good faith believes could reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 7.5 shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by an Authorized Representative of the Company to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate submitted as of the last day of a calendar quarter shall also set forth the calculations supporting such statements in respect of Sections 7.6, 7.7, 7.8 and 7.13 of this Agreement as well as the calculation of the Applicable Margins.

           The Borrowers will, and will cause each Restricted Subsidiary to, permit the Agent, the Lenders and their duly authorized representatives to visit and inspect any of the Properties of the Borrowers and Restricted Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Borrowers authorize such accountants to discuss with the Lenders (and such Persons as any Lender may designate, subject to reasonable arrangements for confidentiality) the finances and affairs of the Borrowers and the Restricted Subsidiaries) all upon reasonable notice at such reasonable times and as often as may be reasonably requested.

          Section 7.6.     Minimum Net Worth. The Company will at all times maintain Net Worth of not less than the Minimum Required Amount. For purposes of this Section 7.6, the term “Minimum Required Amount” shall mean, as of any time, the sum of (i) $800,000,000 plus (ii) 50% of Net Income for each fiscal quarter of the Company (if Net Income for such fiscal quarter is positive) ending on or after March 31, 2010.

          Section 7.7.     Leverage Ratio. The Company will as of the last day of each calendar quarter maintain the Leverage Ratio of not more than 2.75 to 1.

          Section 7.8.     Interest Coverage Ratio. The Company will as of the last day of each calendar quarter maintain the Interest Coverage Ratio of not less than 3.50 to 1.

          Section 7.9.     Compliance with OFAC Sanctions Programs; Canadian Anti-Money Laundering Legislation.

           (i)     OFAC Sanction Programs. (a) The Borrowers shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to the Borrowers and shall cause each of the Restricted Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Restricted Subsidiary.

           (b)     The Borrowers shall provide the Agent, the Issuer, and the Lenders any information requested in writing by the Agent regarding the Borrowers, their Affiliates, and the Restricted Subsidiaries necessary for the Agent, the Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Borrower’s ability to provide information applicable to them.

           (c)     If any Borrower obtains actual knowledge or receives any written notice that such Borrower, any Affiliate or any Restricted Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to the Agent, the Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrowers hereby authorize and consent to the Agent, the Issuer, and the Lenders taking any and all steps the Agent, the Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

          (ii)     Canadian Anti-Money Laundering Legislation. (a) The Borrowers acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and the Lenders may be required to obtain, verify and record information regarding the Borrowers, their Affiliates and the Restricted Subsidiaries and their respective directors, authorized signing officers, direct or indirect shareholders, partners or other persons in control of the Borrowers, their Affiliates and the Restricted Subsidiaries and the transactions contemplated hereby. The Borrowers shall, and shall cause their Affiliates and Restricted Subsidiaries to promptly provide all such information, including any supporting documentation and other evidence, as may be requested by the Agent or any Lender, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

          (b)     If the Agent has ascertained the identity of any Borrower, Affiliate of a Borrower or a Restricted Subsidiary, or any authorized signatories of any Borrower, Affiliate of a Borrower or a Restricted Subsidiary, for the purposes of applicable AML Legislation, then the Agent shall:

          (1)     be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(2) provide each Lender with copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of any Borrower, Affiliate of a Borrower or a Restricted Subsidiary, or any authorized signatories of any Borrower, Affiliate of a Borrower or a Restricted Subsidiary, on behalf of any Lender or to confirm the completeness or accuracy of any information that the Agent obtains from any Borrower, Affiliate of a Borrower or a Restricted Subsidiary, or any such authorized signatory, in doing so.

        Section 7.10.     Indebtedness for Borrowed Money. The Borrowers shall not, nor shall they permit any of the Restricted Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations and Hedging Liability;

(b) Intentionally Omitted;

(c) the obligations listed and described on Schedule 7.10 attached hereto and guarantees specifically permitted by Section 7.12 hereof;

(d) Intentionally Omitted;

          (e)    Indebtedness of the Company to Restricted Subsidiaries, of Restricted Subsidiaries to the Company and of Restricted Subsidiaries to Restricted Subsidiaries provided that (i) the aggregate amount of such indebtedness of EMCOR U.K. Limited and its Restricted Subsidiaries shall be limited to $50,000,000 at any one time outstanding, (ii) the aggregate amount of such indebtedness of the Canadian Subsidiaries and its Restricted Subsidiaries shall be limited to $50,000,000 at any one time outstanding and (iii) the aggregate amount of such indebtedness of Restricted Subsidiaries which Indebtedness for Borrowed Money is permitted solely by Section 7.10(k) hereof shall not exceed $20,000,000 at any one time outstanding;

          (f)     obligations consisting of deferred payment obligations of the Company and any of the Restricted Subsidiaries for insurance premiums or incurred by Company or any of its Restricted Subsidiaries in respect of funds borrowed for the payment of such premiums in either case in the ordinary course of business and consistent with past practices;

          (g)     guarantees of Indebtedness for Borrowed Money of, or Performance Guarantees given by, Foreign Subsidiaries and Nesma EMCOR Company Ltd. and guarantees of or incurrence of liability for letters of credit supporting Indebtedness for Borrowed Money of Persons in which the Company and the Restricted Subsidiaries are permitted to invest pursuant to subsections (n) and (o) of Section 7.12; provided that the aggregate amount of Indebtedness for Borrowed Money and of Performance Guarantees so permitted to be incurred, guaranteed or supported pursuant to the provisions of this subsection (g) shall not exceed $50,000,000 at any one time outstanding less the amount invested pursuant to Section 7.12(q) hereof;

          (h)     Indebtedness for Borrowed Money of the Company and its Restricted Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000,000 in the aggregate at any one time outstanding;

(i) liabilities in respect of letters of credit not otherwise permitted by this Section 7.10 if payment of such letters of credit is fully supported by a Letter of Credit;

(j) indebtedness under Interest Rate Protection and Other Hedging Agreements entered into to hedge a risk of the Company and/or its Restricted Subsidiaries and not for speculation;

(k) indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets of such

Person and not incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired provided the aggregate amount of such indebtedness permitted pursuant to this Section 7.10(k) shall not exceed $20,000,000 at any one time outstanding;

          (l)     any renewals, extensions or replacements of Indebtedness for Borrowed Money permitted under this Section 7.10 in an aggregate amount not in excess of the Indebtedness for Borrowed Money being renewed, extended or replaced;

          (m)    obligations arising out of agreements with respect to the issuance of credit cards or debit cards to employees of the Company or any Restricted Subsidiary for use in connection with the business and affairs of such entities;

          (n)     obligations arising out of agreements with respect to the execution or processing of electronic transfer of funds by automatic clearing house transfer, wire transfer, or otherwise to or from any deposit account of the Company or any Restricted Subsidiary, the acceptance for deposit or the honoring for payment of any check, draft, or other item with respect to any such deposit accounts, and other deposit disbursement, and cash management services afforded to the Company and/or any Restricted Subsidiary; and

          (o)     indebtedness resulting from a change in GAAP, if any, that requires real estate and equipment leases of the Company and its Restricted Subsidiaries to be reclassified from operating leases to Capital Leases.

        Section 7.11. Liens. The Borrowers shall not, nor shall they permit the Restricted Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by the Borrowers or any Restricted Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)     Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with the foregoing or in connection with tenders, contracts or leases to which the Borrowers or any of their Restricted Subsidiaries are a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b)     mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c)     the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrowers and their Restricted Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $30,000,000 at any one time outstanding;

(d) the Liens granted in favor of the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents;

          (e)     Liens on Property of the Borrowers or of any Restricted Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 7.10(h) hereof representing or incurred to finance, refinance or refund the purchase price of such Property or representing the interest of the lessor under a Capital Lease, provided that no such Lien shall extend to or cover other Property of the Borrowers or any Restricted Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(f) Intentionally Omitted;

(g) Liens in favor of bonding companies and their affiliates to the extent described in clause (i) of the second proviso of Section 4.1 hereof;

(h) rights of subrogation and similar rights of issuers of surety bonds and unperfected lien rights of such issuers to assets associated with projects which they have bonded;

          (i)     restrictions on the disbursement or withdrawal of funds deposited by Restricted Subsidiaries in bank accounts maintained by them in the ordinary course of business consistent with past practice which are maintained in connection with specific construction projects or contracts from which payments and disbursements with respect to such contracts or projects are to be made;

(j) Liens on insurance policies arising in connection with the deferred payment of premiums or the financing thereof in the ordinary course of business;

          (k)     Liens consisting of cash collateral deposits made in connection with the insurance programs of the Company and its Restricted Subsidiaries and rights of a depository bank to offset balances in any account maintained with it by a Subsidiary incorporated under the laws of United Kingdom against debit balances in any other account maintained with it by such Subsidiary or any other U.K. Subsidiary (it being acknowledged by the Lenders that such rights of offset shall be superior to any rights they may have in and to such accounts or the balances as are from time to time standing on deposit therein);

          (l)     Liens existing on any property of a corporation at the time such corporation becomes a Restricted Subsidiary which Liens were not created, incurred or assumed in contemplation thereof, provided that no such Liens shall extend to or cover any other property of the Company or any Restricted Subsidiary;

(m) the Liens listed and described on Schedule 7.11 attached hereto;

          (n)     any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens permitted by this Section 7.11 without any increase in the amount of indebtedness secured thereby or in the assets subject to such Liens;

          (o)     liens on deposits provided in connection with long-term maintenance contracts of facilities of the Borrowers and the Restricted Subsidiaries located in the United Kingdom relating to United Kingdom private finance initiatives; and

(p) liens on Property of Restricted Subsidiaries securing miscellaneous obligations up to, but not to exceed, $1,000,000.

        Section 7.12.     Investments, Acquisitions, Loans, Advances and Guarantees. The Borrowers shall not, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for relocation and travel advances and other loans made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person (other than of the Company or any Restricted Subsidiary), or otherwise agree to provide funds for payment of the obligations of another (other than of the Company or any Restricted Subsidiary), or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another (other than of the Company or any Restricted Subsidiary), or subordinate any claim or demand it may have to the claim or demand of any other Person (other than of the Company or any Restricted Subsidiary); provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a)     investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

          (b)     investments in commercial paper maturing within 270 days of the date of issuance thereof which has been accorded one of the two highest ratings available from the Standard & Poor’s Ratings Group of McGraw Hill Companies, Moody’s Investors Service, Inc. or any other nationally recognized credit rating agency of similar standing providing similar ratings;

(c) investments in money market funds which in turn invest primarily in investments of the types described in clauses (a), (b) and (d) of this Section 7.12;

          (d)     investments in certificates of deposit issued by any commercial bank organized under the laws of Canada or the United States or (as to investments of EMCOR U.K. Limited and its Subsidiaries) the United Kingdom in each case having capital, surplus and undivided profits of not less than $500,000,000 or by any Lender in each case maturing within one year from the date of issuance thereof or in Eurodollar time deposits maturing not more than one year from the date of acquisition thereof placed with any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) or in banker’s acceptances endorsed by any Lender or other such commercial bank (to the extent investments in certificates of deposit issued by such other bank are permitted by this subsection) and maturing within nine months of the date of acceptance;

(e) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f) the investments, loans, advances and guarantees listed and described on Schedule 7.12 attached hereto;

(g) the Guarantees and guarantees referred to in and permitted by Section 7.10 hereof;

          (h)     (i) an amount equal to all investments of the Company and Restricted Subsidiaries as of the date hereof in, and present loans and advances by the Company and Restricted Subsidiaries to, Unrestricted Subsidiaries and (ii) future investments in, and loans and advances, (including subordinated loans) to, Unrestricted Subsidiaries for asset preservation and to preserve existing operations aggregating not more than $1,500,000 at any one time outstanding;

          (i)     Loans and advances (including subordinated loans and advances) between the Company and its Restricted Subsidiaries if and to the extent that the corresponding indebtedness is permitted by Section 7.10 hereof; provided, however, that the aggregate principal amount of loans and advances by the Company and its Restricted Subsidiaries to Restricted Subsidiaries which are not Guarantors shall not exceed $25,000,000 in the aggregate at any one time outstanding;

          (j)     Permitted Acquisitions and investments in Strategic Ventures organized within and conducting more than fifty percent of their business in the United States of America (“Domestic Strategic Ventures”), so long as:

(i) no Default or Event of Default exists or would exist after giving effect to the Permitted Acquisition or investment in question,

          (ii)     the total amount expended by the Company and its Restricted Subsidiaries for any such Permitted Acquisition or investment does not exceed $250,000,000 unless the Required Lenders otherwise agree in writing,

          (iii)     the aggregate amount of all investments by the Company and its Restricted Subsidiaries in Domestic Strategic Ventures which do not constitute Restricted Subsidiaries that are also Guarantors shall not exceed $100,000,000 made during the term of this Agreement unless the Required Lenders otherwise agree in writing, and

          (iv)     the total amount expended by the Company and its Restricted Subsidiaries on account of all such Permitted Acquisitions and investments shall not exceed $600,000,000 during the term of this Agreement unless the Required Lenders otherwise agree in writing (provided, that this limitation shall not apply to any single acquisition unrelated to any other acquisition or series of acquisitions, the total amount for which does not exceed $50,000,000); provided that (i) the portion of the consideration for any acquisition which is payable in capital stock of the Company shall be excluded from the foregoing calculations, (ii) indebtedness of the Persons acquired which indebtedness exists at the time of acquisition shall not be treated as an amount expended by the Company or a Restricted Subsidiary in connection with the acquisition unless such indebtedness was incurred in contemplation of the acquisition, and (iii) payments made by the Company or a Restricted Subsidiary on account of an acquisition paid subsequent to the consummation of the acquisition in question and where the payment in question is contingent upon the earnings, profits, net cash flow or other measure of profitability or success of the Person acquired shall be treated as amounts expended by the Company or a Restricted Subsidiary on account of such acquisition only when paid or when the amount to be paid has become fixed and determined, whichever first occurs, and such amounts shall count against the limitations on the amount which the Company and its Restricted Subsidiaries may subsequently expend on account of acquisitions and investments in Domestic Strategic Ventures for purposes of this Section 7.12(j) but shall not otherwise be deemed to constitute a breach of this Section 7.12(j) in the event that such amounts, together with amounts theretofore expended on account of acquisitions and investments, would exceed the dollar limits set forth herein; provided further that nothing in this Section 7.12(j) shall supersede the restrictions of 7.12(i) or 7.12(p) hereof with respect to loans and advances to and investments in Restricted Subsidiaries which are not Guarantors;

(k) acquisitions of assets (including stock, notes and other evidences of indebtedness) and subordinations of claims as a part of good faith collection efforts on doubtful accounts;

(l) Performance Guarantees;

          (m)     notes and other deferred payment obligations (other than general partnership and similar interests) acquired by the Company or any Restricted Subsidiary in connection with the sale or other disposition of assets permitted hereby;

          (n)     investments of the Company or any Restricted Subsidiary made in the ordinary course of business in connection with joint ventures, Persons or other similar pooling of efforts in respect to a specific project or series of related specific projects for a limited or fixed duration and formed to conduct business of the type in which the Company or such Restricted Subsidiary is presently engaged and guarantees of obligations of, and incurrence of liabilities in respect of letters of credit for, such joint ventures or Persons;

          (o)     investments or acquisitions of interests in Strategic Ventures organized outside of the United States of America and conducting more than 50% of their business outside of the United States (“Foreign Strategic Ventures”), provided that the aggregate amount so invested or expended subsequent to the date hereof in connection with any given Foreign Strategic Venture shall not exceed $20,000,000 unless the Required Lenders otherwise agree in writing;

          (p)     the present investment of the Company and Restricted Subsidiaries in Restricted Subsidiaries, the present and future investment of Restricted Subsidiaries in the Company and future investments by the Company and Restricted Subsidiaries in Restricted Subsidiaries or in a Restricted Subsidiary formed as a captive insurer or surety company; provided, however, that the aggregate amount of investments by the Company and its Restricted Subsidiaries in Restricted Subsidiaries which are not Guarantors shall not exceed $25,000,000 at any one time outstanding;

          (q)     investments in Foreign Subsidiaries, provided that the aggregate amount so invested or expended subsequent to the date hereof shall not exceed $50,000,000 at any one time outstanding less the amount of Indebtedness for Borrowed Money guaranteed pursuant to Section 7.10(g) hereof;

          (r)     guarantees by any Person outstanding at the time such Person becomes a Restricted Subsidiary or in connection with the acquisition of assets of such Person and outstanding at the time such Person becomes a Restricted Subsidiary and not in either case incurred in contemplation of such Person being acquired or becoming a Restricted Subsidiary or such assets being acquired; provided that the aggregate amount of indebtedness guaranteed by such Person pursuant to guarantees permitted solely by this Section 7.12(r) when aggregated with the amount of indebtedness permitted solely by Section 7.10(k) hereof shall not exceed $20,000,000 at any one time outstanding;

          (s)     contingent obligations arising from the issuance of Performance Guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of Nesma EMCOR Company Ltd. for the benefit of surety companies or for the benefit of others to induce such others to forgo the issuance of a surety bond in their favor;

(t) Intentionally Omitted;

          (u)     Guarantees by the Company and/or its Restricted Subsidiaries of the Indebtedness for Borrowed Money permitted by Section 7.10(m) hereof in an aggregate principal amount not in excess of $75,000,000 at any one time outstanding;

          (v)     loans and advances made by the Company or any Restricted Subsidiary to vendors, suppliers and contractors in the ordinary course of its business in an aggregate amount not in excess of $5,000,000 at any one time outstanding;

(w) lease, utility and other similar deposits arising in the ordinary course of the Company’s or any Restricted Subsidiary’s business; and

(x) investments not otherwise permitted by this Section 7.12 in an aggregate amount not in excess of $25,000,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.12, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

        Section 7.13.     Capital and Certain other Restricted Expenditures. The Borrowers will not, nor will they permit any Restricted Subsidiary to, make, or (without duplication) become obligated to make, any Capital Expenditure (other than Capital Expenditures which constitute Permitted Acquisitions and investments permitted by Section 7.12(j), (n) or (o) hereof) or apply for a letter of credit (whether hereunder or otherwise) supporting an obligation of any Strategic Venture described in Section 7.12(o) or guarantee any Indebtedness for Borrowed Money of any such Strategic Venture, if after giving effect thereto the aggregate amount expended (other than in the form of capital stock of the Company) for such purposes during the twelve-month period ending on the date of the expenditure in question when taken together with the face amount of such letters of credit issued during such period and such indebtedness so guaranteed incurred during such period, would exceed the sum of (i) 2.00% of the arithmetic average of the unrealized revenue from contracts in progress of the Company and its Restricted Subsidiaries (computed in accord with the past practice of the Company) as of the last day of each of the four calendar quarters most recently completed prior to the computation in question, (ii) the net cash proceeds received by the Company and the Restricted Subsidiaries during the same period from sales of assets (including stock of Restricted Subsidiaries permitted by Sections 7.14 and/or 7.15 hereof but excluding sales of inventory in the ordinary course of business) and (iii) the maximum amount of dividends which the Company could pay under Section 7.16 as of the date of the expenditure or application in question.

          Section 7.14.     Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, be a party to any merger, consolidation or dissolution, or sell, transfer, lease or otherwise dispose of all or any substantial part of the Property of the Company and the Restricted Subsidiaries, taken as a whole, including any disposition of Property as part of a sale and leaseback transaction (unless such transaction would be permitted had it been structured as a purchase money mortgage or Capital Lease and is treated as such for purposes of this Agreement), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable (other than sales of accounts receivable by the Company and its Restricted Subsidiaries to any Restricted Subsidiary, sale and leaseback transactions between the Company or any of its Restricted Subsidiaries and any Restricted Subsidiary and sales or discounts of doubtful accounts or notes taken in satisfaction of same); provided, however, that this Section 7.14 shall not apply to nor operate to prevent the Borrowers or any of the Restricted Subsidiaries from selling their inventory in the ordinary course of its business or from selling equipment which is obsolete, worn out, or no longer needed for the operation of the business of the Company and the Restricted Subsidiaries or which is promptly replaced with equipment of at least equal utility nor shall the foregoing prohibit (i) mergers of Restricted Subsidiaries with and into the Company and sales by Restricted Subsidiaries of all or substantially all of their assets to the Company, (ii) mergers of Restricted Subsidiaries with each other and sales of all or substantially all of the assets of a Restricted Subsidiary to another Restricted Subsidiary provided in each case that if either of the two Restricted Subsidiaries in question is or becomes a Guarantor, the survivor of the transaction in question remains or becomes a Guarantor and all such actions are taken as the Agent requires to preserve its Liens on the Collateral, (iii) the dissolution or liquidation of any Restricted Subsidiary whose activities are no longer, in the opinion of the Chief Executive Officer or the Board of Directors of the Company, necessary for the operation of the business of the Company and its Restricted Subsidiaries taken as a whole, provided always that no Default or Event of Default has occurred and is continuing or will result therefrom and if the Restricted Subsidiary to be dissolved or liquidated is a Guarantor, all of its assets remaining after the dissolution or liquidation in question are transferred to another Guarantor and all such actions, if any, are taken as the Agent may reasonably require in order to insure that it has a Lien on the assets so transferred of the priority required by Section 4.1 hereof. The term “substantial” as used herein shall mean the sale, transfer, lease or other disposition of assets of the Company or the Restricted Subsidiaries, whether in one or a series of transactions having a value when aggregated with the value of assets of all other such sales, transfers, leases or other dispositions during the period from and including the date hereof to and including the date of such sale, transfer, lease or other disposition, would exceed 10% of the book value of assets of the Company and the Restricted Subsidiaries as of such date. The Agent shall release its Lien on any Property sold pursuant to the foregoing provisions if no Default or Event of Default has occurred and is continuing or would result therefrom.

          Section 7.15.     Maintenance of Restricted Subsidiaries. The Borrowers shall not assign, sell or transfer, or permit any Restricted Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); provided that the foregoing shall not operate to prevent (i) the issuance, sale and transfer to any person of any shares of capital stock of a Restricted Subsidiary (a) for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such

Subsidiary or (b) solely for the purpose of permitting such Subsidiary to carry on a licensed business or (ii) the sale of all or a minority interest in the capital stock of a Restricted Subsidiary if but only if (a) no Default or Event of Default has occurred and is continuing or will result from the sale of same, (b) the sale of such capital stock is not a sale of a substantial part of the assets of the Company and the Restricted Subsidiaries taken as a whole (as the term “substantial” is defined in Section 7.14 hereof), (c) the Chief Executive Officer, the President or the Board of Directors of the Company has determined that the continued ownership of the Restricted Subsidiary (or the minority interest therein to be disposed of) in question is no longer appropriate in light of the then needs and strategic objectives of the Company and its Restricted Subsidiaries taken as a whole and (d) in the case of the sale of all the Capital Stock of a Restricted Subsidiary all indebtedness of such Restricted Subsidiary to the Company or any other Restricted Subsidiary is paid in full, and all guarantees or other support undertakings provided by the Company or other Restricted Subsidiaries in respect of such disposed Restricted Subsidiary are discharged, concurrently with the sale in question, provided that then existing Performance Guarantees or guaranties in respect of surety bonds with respect to such a Restricted Subsidiary need not be so discharged as to jobs which commenced prior to the completion of such sale. Concurrently with the sale of all of the capital stock of a Restricted Subsidiary permitted hereby, the Agent is authorized and directed to release any Guarantee provided by such Restricted Subsidiary and any Lien on the stock or assets of such Restricted Subsidiary and such entity shall no longer constitute a Restricted Subsidiary hereunder. The Borrowers shall not permit any Restricted Subsidiary to enter into any contract or agreement after the date hereof prohibiting or restricting such Restricted Subsidiary from paying dividends or making loans and advances to the Company except in the case of a Restricted Subsidiary formed or acquired to be a captive insurer or a captive surety.

          Section 7.16.     Dividends and Certain Other Restricted Payments. The Company will not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (except for dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or any options or warrants therefor except out of the net proceeds of a substantially concurrent issuance and sale of capital stock or options or warrants therefor (collectively, “Restricted Payments”) if after giving effect thereto (i) the aggregate amount expended for all such purposes subsequent to the date hereof would exceed the difference between (x) $250,000,000 plus (but not minus in the case of a deficit) 50% of Net Income for the period (taken as a single accounting period) from January 1, 2010 to the last day of the calendar quarter most recently completed prior to the Restricted Payment in question and (y) any portion of the amount computed pursuant to clause (x) hereof which was used to justify a transaction under Section 7.13 pursuant to clause (iii) thereof and (ii) a Default or Event of Default shall have occurred and be continuing.

          Section 7.17.     ERISA. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of their Properties. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, promptly notify the Agent and each Lender of (i) the occurrence of any reportable event (as defined in ERISA) with respect to any employee benefit plan subject to Title IV of ERISA (other than a multiemployer plan) sponsored or contributed to by either of the Borrowers or any member of the Controlled Group (a “Plan”) with respect to which the PBGC has neither waived the 30 day reporting requirement nor issued a public announcement that the penalty applicable to a failure to report will not apply, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate any Plan or withdraw from any multiemployer plan if such termination or withdrawal could reasonably be expected to have a Material Adverse Effect, and (iv) the occurrence of any other event with respect to any Plan which would result in the incurrence by the Borrowers or any of their Restricted Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrowers or any of the Restricted Subsidiaries with respect to any post-retirement Welfare Plan benefit which could reasonably be expected to have a Material Adverse Effect.

          Section 7.18.     Compliance with Laws. The Company shall, and shall cause each of its Restricted Subsidiaries to, comply in all respects with the requirements of all foreign (whether national, supra-national or otherwise), federal, state, provincial, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a Material Adverse Effect or could result in a Lien upon any of their Property material to the Company and the Restricted Subsidiaries taken as a whole.

          Section 7.19.     Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with or among Restricted Subsidiaries and the Company) on terms and conditions which are less favorable to the Company or any such Restricted Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

          Section 7.20.     No Changes in Fiscal Year. The Company shall not change its fiscal year from its present basis without the prior written consent of the Required Lenders.

          Section 7.21.     Formation of Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, form or acquire any Subsidiary except in connection with acquisitions permitted by Section 7.12 hereof and the formation of new subsidiaries if in any such case and in either such instance the newly formed or acquired Subsidiary shall, if the Required Lenders so request and to the extent required by this Agreement, execute and deliver a Guarantee and grant Liens on its assets of the priority required by Section 4.1 hereof (and provide the Agent with such documentation therefore and such supporting documentation, including opinions of counsel, as it may reasonably request). Each Subsidiary acquired or formed pursuant hereto shall constitute a Restricted Subsidiary unless the Required Lenders otherwise agree in writing.

          Section 7.22.     Change in the Nature of Business. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Company and the Restricted Subsidiaries, taken as a whole, would be materially changed from the general nature of the business engaged in by the Company and the Restricted Subsidiaries, taken as a whole, on the date of this Agreement. For purpose of this Section 7.22, a material change from the general nature of the business of the Company and its Restricted Subsidiaries shall not have occurred if the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary) for any Permitted Acquisition that is not an Eligible Line of Business is $500 million or less.

          Section 7.23.      Use of Proceeds. The Borrowers shall use the proceeds of the initial Credit Utilization hereunder to the extent necessary to repay all indebtedness, obligations (other than L/C Obligations) and liabilities outstanding under the Existing Credit Agreement and the Term Loan Agreement and all Credit Utilizations thereafter for the purposes set forth in, or otherwise permitted by, Section 5.4 hereof.

          Section 7.24.     Deposit Accounts. Not later than 90 days after the Closing Date, the Borrowers shall, and shall cause each Restricted Subsidiary to, maintain all deposit accounts with the Agent or with other financial institutions selected by the Company and reasonably acceptable to the Agent (which financial institutions have entered into account control agreements with the Collateral Agent relating to such accounts on terms reasonably acceptable to the Collateral Agent and such financial institution); provided, however, that no control agreements shall be required for any payroll accounts maintained by the Borrowers and the Guarantors provided the total amount on deposit in such payroll accounts at any time does not exceed the current amount of their payroll obligations, provided further, that no control agreements shall be required for any deposit account (i) maintained with a Lender (or an Affiliate of a Lender) so long as the total amount on deposit in such deposit account does not exceed $30,000,000 (excluding from such deposit accounts those with Harris N.A., Bank of Montreal and payroll accounts) at any time and the aggregate amount on deposit in such accounts not subject to control agreements or not otherwise subject to a charge or first priority perfected Lien in favor of the Agent does not exceed $100,000,000 (excluding from such deposit accounts those with Harris N.A., Bank of Montreal and payroll accounts) at any time and (ii) maintained with any other financial institutions so long as the total amount on deposit in such deposit account does not exceed $5,000,000 at any time and the aggregate amount on deposit in all deposit accounts not subject to control agreements with financial institutions referred to in this clause (ii) or not otherwise subject to a charge or first priority perfected Lien in favor of the Agent does not exceed $20,000,000 (excluding payroll accounts) at any time.

SECTION 8.          EVENTS OF DEFAULT AND REMEDIES.

          Section 8.1.      Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

          (a)     default in the payment when due of all or any part of the principal of the Loans (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation and any such default continues for 1 Business Day after notice thereof from the Agent (acting at the direction of any Lender) to the Company;

          (b)     default in the payment when due of all or part of the interest on any Loan (whether the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other amount payable hereunder or under any other Loan Document and any such default continues for 5 Business Days after notice thereof from the Agent (acting at the direction of any Lender) to the Company;

          (c)     default in the observance or performance of any covenant set forth in Sections 7.6, 7.7, 7.8, 7.13, 7.14, 7.15, or 7.16 hereof or of any provision in any Loan Document dealing with the maintenance of insurance on the Collateral;

          (d)     default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof to the Company by the Agent;

          (e)     any representation or warranty made herein or in any of the other Loan Document or in any certificate furnished to the Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making thereof;

          (f)     any event occurs or condition exists (other than those described in subsections (a) through (e) above) which is specified as an event of default under any of the other Loan Documents and any period of grace applicable thereto shall have elapsed, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of the Agent in any material amount of Collateral purported to be covered thereby of the priority required by Section 4.1 hereof;

          (g)     default shall occur under any evidence of Indebtedness for Borrowed Money aggregating in excess of $15,000,000 issued, assumed or guaranteed by any of the Borrowers or any Restricted Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) without being waived or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

          (h)     any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 (provided, that in determining such $500,000 amount there shall be deducted therefrom the amount which is covered by insurance from any insurer which has acknowledged its liability thereon) shall be entered or filed against the Borrowers or any of the Material Restricted Subsidiaries or against any of the Property or assets of any of them and remains undischarged, unvacated, unbonded or unstayed for a period of thirty days;

(i) any party obligated on any Guarantee shall purport to disavow, revoke, discontinue, repudiate or terminate such Guarantee or such Guarantee shall otherwise cease to have force or effect;

(j) any Change in Control occurs;

          (k)     any Borrower or Material Restricted Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, the Canadian Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) not pay, admit in writing its inability to pay, or be deemed under applicable law not to be able to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, receiver-manager, receiver and manager, interim receiver, administrative receiver, administrator, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or the Canadian Bankruptcy Code, as amended to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(l) hereof; or

          (l)     a custodian, receiver, receiver-manager, receiver and manager, interim receiver, administrative receiver, administrator, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or Material Restricted Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 8.1(k)(v) shall be instituted against any Borrower or Material Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty days.

        Section 8.2.     Non-Bankruptcy Defaults.     When any Event of Default described in subsections 8.1(a) to 8.1(j), both inclusive, has occurred and is continuing, the Agent shall, upon request of the Required Lenders by notice to the Company, take any or all of the following actions:

(a) terminate the obligation of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and

          (b)     declare the principal of and the accrued interest on the Loans to be forthwith due and payable and thereupon the Loans, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

          Without limiting the generality of the foregoing, the Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding as authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.

        Section 8.3.     Bankruptcy Defaults. When any Event of Default described in subsection 8.1(k) or 8.1(l) has occurred and is continuing, then the unpaid balance of the Loans, including both principal and interest, and all fees, charges, commissions and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. Without limiting the generality of the foregoing, the Agent, upon request of the Required Lenders, shall be entitled to realize upon and enforce all of its rights and remedies under the Collateral Documents and proceed by any other action, suit, remedy or proceeding and authorized or permitted by this Agreement, the Collateral Documents or at law or in equity.

        Section 8.4.     Collateral for Undrawn Letters of Credit. (a) If and when (w) any Event of Default, other than an Event of Default described in subsections (k) or (l) of Section 8.1, has occurred and is continuing, the Borrowers shall, upon demand of the Agent, or (x) any Event of Default described in subsections (k) or (l) of Section 8.1 has occurred, or (y) prepayment of the Letters of Credit as required by Section 2.13 hereof; or (z) any Letter of Credit is outstanding on the Termination Date (whether or not any Event of Default has occurred), the Borrowers shall, without notice or demand from the Agent, either (i) immediately pay to the Agent the full amount of each Letter of Credit to be held by the Agent as provided in subsection (b) below or (ii) provide a back-up letter of credit for the benefit of the Agent in a stated amount equal to the full amount of all Letters of Credit then outstanding which letter of credit shall give the Agent the unconditional right to make drawings thereunder upon receipt of a drawing request under any Letter of Credit and otherwise be in form and substance satisfactory to the Agent and issued by an issuer satisfactory to the Agent in its sole discretion, the Borrowers agreeing to immediately make each such payment or provide such back-up letter of credit and acknowledging and agreeing the Agent would not have an adequate remedy at law for failure of the Borrowers to honor any such demand and that the Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws had been made under the Letters of Credit.

          (b)     All amounts prepaid pursuant to subsection (a) above or paid over to the Agent pursuant to Sections 1.3(b) or 3.5(b) hereof shall be held by the Agent in one or more separate collateral accounts (each such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Agent (to the extent available) (i) with respect to amounts prepaid pursuant to subsection (a) above, to the reimbursement of any payment under any Letter of Credit then or thereafter made by the Applicable Issuer, and to the payment of the unpaid balance of any Loans and all other Obligations, (ii) with respect to amounts paid over to the Agent pursuant to Section 3.5(b) hereof, as set forth in Section 3.5(b), as applicable or (iii) with respect to amounts paid over to the Agent pursuant to Section 1.3(b) hereof, to the reimbursement of any payment under any Letter of Credit made by the Applicable Issuer or any fees related to such Letter of Credit. The Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent, the Lenders and the Applicable Issuer. If and when requested by the Borrower, the Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from any Borrower to the Applicable Issuer, the Agent or the Lenders; provided, however, that if (i) the Borrowers shall have made payment of all such obligations referred to in subsection (a) above, Section 1.3(b) or Section 3.5(b), as applicable, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) with respect to amounts prepaid pursuant to subsection (a) above or Section 1.3(b) only, no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder (other than unasserted indemnity obligations which survive the termination hereof), or, in the case of cash collateral required by Section 2.13 hereof, the Defaulting Lender Period has terminated, then the Agent shall release to the Company any remaining amounts held in the Collateral Account.

SECTION 9.          DEFINITIONS INTERPRETATIONS.

        Section 9.1.     Definitions. The following terms when used herein have the following meanings:

          “Acquired Business” means the entity or assets acquired by a Borrower or Restricted Subsidiary in an Acquisition after the date hereof.

          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Borrower or Restricted Subsidiary is the surviving entity.

          “Additional Lender” is defined in Section 1.11 hereof.

          “Adjusted EBIT” means, with reference to any period, EBIT for such period calculated on a pro forma basis in good faith by the Company and established to the reasonable satisfaction of the Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non-recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent).

          “Adjusted EBITDA” means, with reference to any period, EBITDA for such period calculated on a pro forma basis in good faith by the Company and established to the reasonable satisfaction of the Agent as if each Acquisition which occurred during such period had taken place on the first day of such period (including adjustments for non-recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent).

          “Adjusted LIBOR” means, for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =	LIBOR

1 - Eurocurrency Reserve Percentage

          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 41% or more of the securities having ordinary voting power for the election of directors or governing body of a corporation or 41% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          “Agent” shall mean Bank of Montreal and any successor thereto appointed pursuant to Section 10.1 hereof.

          “Agreement” means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

          “Alternative Currency” means Canadian dollars, pounds sterling, Euro and any other currency (other than United States Dollars) approved as such in writing by all Lenders, in each case for so long as such currency is readily available to all the Lenders and is freely transferable and freely convertible to U.S. Dollars and Reuters Monitor Money Rates Service (or any successor thereto) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Lender provides written notice to the Company (with a copy to the Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

          “Applicable Issuer” means the Issuer of Letters of Credit for the account of a particular

Borrower or Borrowers or in a particular jurisdiction or jurisdictions.

          “Applicable Margin” shall mean the rate per annum specified below for the Leverage Ratio and type of Loan or fee for which the Applicable Margin is being determined:

	LEVEL I	LEVEL II	LEVEL III

Leverage Ratio	<1.00x	≥1.00x and <2.00x	≥2.00x

Domestic Rate Loan Margin	1.75%	2.00%	2.25%

Eurodollar Loan Margin and L/C Fee	2.75%	3.00%	3.25%

Commitment Fee	0.50%	0.50%	0.50%

provided, however, that the foregoing is subject to the following:

          (i)     the Leverage Ratio, Adjusted EBITDA and Interest Coverage Ratio shall be determined as at the last day of each fiscal quarter of the Company commencing with the fiscal quarter ending December 31, 2009, with any adjustment in the Applicable Margins resulting from a change therein to be effective five (5) Business Days after receipt by the Agent of the financial statements for such quarter called for by Section 7.5(a) hereof (provided that if such financial statements are not submitted within the time limitations of Section 7.5(a) and would result in an increase in the Applicable Margins, then such Applicable Margins shall be increased effective five Business Days after the last date when such financial statements could have been submitted in compliance with Section 7.5(a) hereof);

(ii) the Applicable Margins for the period from the date hereof through the first redetermination pursuant to clause (i) above shall be those set forth above for Level I; and

(iii) each determination of the Applicable Margins pursuant to the foregoing shall remain in effect until the Applicable Margins are next redetermined pursuant to the foregoing.

          “Application” is defined in Section 1.3(b) hereof.

          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 11.17 hereof), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

          “Authorized Representative” means the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer, the Assistant Treasurer or any further or different persons so named by any Authorized Representative in a written notice to the Agent.

          “Borrowers” means (a) the U.S. Borrowers, (b) the Canadian Borrowers and (c) the U.K. Borrowers, with (i) the term “Borrowers” to mean the Borrowers, collectively, and, also each individually, and (ii) all promises and covenants (including promises to pay) and representations and warranties of and by the Borrowers made in the Loan Documents or any instruments or documents delivered pursuant thereto to be and constitute the several promises, covenants, representations and warranties of and by each and all of such corporations, except to the extent explicitly otherwise provided. The term “Borrower” appearing in such singular form shall be deemed a reference to any of the Borrowers unless the context in which such term is used shall otherwise require.

          “Borrowing” shall mean the total of Revolving Loans or Swing Loans made to a given Borrower by all the Lenders on a single date, in a single currency and having the same maturity. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders according to their Percentages except to the extent otherwise agreed in writing by all Lenders. Borrowings of Swing Loans are made by the Agent in accordance with the procedures set forth in Section 1.8 hereof.

          “Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to a Borrowing or payment in an Alternative Currency or to a conversion of a Credit Utilization into U.S. Dollars, a day on which banks and foreign exchange markets are open for business in the city where disbursements of, conversions of, or payments on such Borrowings are to be made.

          “Canadian Borrowers” means and includes Comstock Canada and such other Restricted Subsidiaries organized under the Federal laws of Canada or the laws of a Province of Canada as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or the Lenders may impose).

          “Canadian Bankruptcy Code” means collectively, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

          “Canadian Subsidiaries” means and includes the Canadian Borrowers and such other Subsidiaries as are organized under the Federal laws of Canada or the laws of a Province of Canada.

          “Capital Expenditures” means, for any period, capital expenditures of the Company and its Restricted Subsidiaries during such period as defined and classified in accordance with GAAP consistently applied but in any event excluding acquisitions and investments which are described in and permitted by Section 7.12(j) hereof.

          “Capital Lease” means any lease of Property (whether real or personal) which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

          “Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

          “Change in Control” means that (i) more than 25% of the Voting Stock of the Company shall at any time and for any reason be owned, either legally or beneficially, by any Person or group of Persons acting in concert or (ii) (1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a wholly owned subsidiary of the Company, in each case, in one transaction or a series of related transactions with the effect that a Person or group becomes the beneficial owner of more than 25% of the Voting Stock of the surviving or transferee corporation of such transaction or series; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors, or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

          “Closing Date” means the date upon which all the conditions set forth in Section 6.2 of this Agreement have been satisfied.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Collateral” means all Properties, rights, interests and privileges from time to time subject to the Liens granted to the Collateral Agent by the Collateral Documents or required so to be by the terms hereof.

          “Collateral Account” is defined in Section 8.4(b) hereof.

          “Collateral Agent” means Bank of Montreal, or any successor Collateral Agent appointed pursuant to the terms hereof or in the applicable Collateral Document.

          “Collateral Documents” means all security agreements, pledge agreements, hypothecs, assignments, financing statements, debentures and other documents as shall from time to time secure the Loans or any other Obligations.

          “Commitments” is defined in Section 1.1 hereof.

          “Company” is defined in the introductory paragraph hereof.

          “Comstock Canada” is defined in the introductory paragraph hereof.

          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

          “Credit Utilization” means any Borrowing and any issuance of a Letter of Credit.

          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two (2) Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

          “Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

          “Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Company and the Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

          “Departing Lenders” is defined in Section 11.27 hereof.

          “Disposition” means the sale, lease, conveyance or other disposition of Property.

          “Domestic Rate” means, for any day, the rate per annum equal to the greatest of:

(a) the rate of interest announced or otherwise established by the Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Agent’s best or lowest rate),

          (b)     the sum of (i) the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and

(c) the LIBOR Quoted Rate for such day plus 1.00%.

          “Domestic Rate Loan” means a Revolving Loan bearing interest as specified in Section 2.1 hereof.

          “Earn-Out Obligations” means an obligation the payment of which is dependent upon the future performance of an asset or assets the sale of which gave rise to such obligation.

          “EBIT” means, with reference to any period, as determined for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, provincial, foreign and local income taxes for such period, and (iii) non-cash charges of the Company and its Restricted Subsidiaries during such period.

          “EBITDA” means, with reference to any period, as determined for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, and (ii) federal, state, provincial, foreign and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Restricted Subsidiaries, and (iv) non-cash charges of the Company and its Restricted Subsidiaries during such period.

          “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) the Issuers, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or Guarantor or any of such Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

          “Eligible Line of Business” means any business engaged in as of the date of this Agreement by any Borrower or any Restricted Subsidiary or any other business line reasonably related thereto or any reasonable extensions thereof or a business complimentary or ancillary to such existing businesses.

          “EMCOR UK” is defined in the introductory paragraph hereof.

          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to, or operation of a single or unified European currency being part of the implementation of the Third Stage.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          “ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Borrower, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          “Euro” means the single lawful currency for the time being of the Participating Member States.

          “Eurocurrency Reserve Percentage” means, for any Borrowing in a currency, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Loans in the relevant currency is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

          “Eurodollar Loan” means a Revolving Loan bearing interest as specified in Section 2.2 hereof.

          “Event of Default” means any event or condition specified as such in Section 8.1 hereof.

          “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

          “Excess Cash” means, at any time the same is to be determined, the amount by which all cash, cash equivalents and marketable securities held by the Company and the U.S. Subsidiaries which are Guarantors in accounts maintained with the Agent or any Lender in the United States exceeds $25,000,000.

          “Existing Credit Agreement” is defined in the introductory paragraph hereof.

          “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (b) of the definition of Domestic Rate.

          “Financial Letter of Credit” means a Letter of Credit (whether standby or commercial) that is not, as reasonably determined by the Agent, a Performance Letter of Credit.

          “Foreign Subsidiary” means as to any particular corporation or other entity, any other corporation or limited liability company organized under the laws of and conducting business primarily in a jurisdiction which is not part of the United States, the Commonwealth of Puerto Rico, the United Kingdom or Canada and (i) at least 39% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company, (ii) the Company or a Subsidiary of the Company has effective control over such corporation or limited liability company, and (iii) is not designated as an “Unrestricted Subsidiary”. Foreign Subsidiaries include those Subsidiaries set forth on Schedule 5.2 under the heading “Foreign Subsidiaries.”

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          “GAAP” means generally accepted accounting principles as in effect from time to time.

          “Guarantees” means instruments of guarantee from the Guarantors of the Obligations satisfactory in form and substance to the Agent.

           “Guarantors” means those entities listed on Schedule 4.2 hereto and such other Restricted Subsidiaries (other than Restricted Subsidiaries which are not Wholly-Owned Subsidiaries and any captive insurance company or captive surety company which is a Restricted Subsidiary) as the Required Lenders may from time to time designate as Guarantors in a written notice to the Company provided that such Subsidiary has assets in excess of $10,000,000 or such other Restricted Subsidiaries as the Company may from time to time designate.

          “Hedging Liability” means the liability of any Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate swap agreements,

interest rate cap agreements, interest rate collar agreements, interest rate floor agreements, interest rate exchange agreements, foreign currency contracts, currency swap contracts, or other similar interest rate or currency hedging arrangements as such Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

          “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

          “Indebtedness for Borrowed Money” means for any Person (without duplication) all indebtedness created, assumed or incurred in any manner by such Person or in respect of which such Person is directly or indirectly liable, whether by guarantee, commitment to purchase, undertaking to maintain the solvency, liquidity or a balance sheet condition of the obligor, or otherwise representing (i) money borrowed (including by the issuance of debt securities), (ii) indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and Earn-Out Obligations), (iii) indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness but if such Person is not liable then such indebtedness shall be included at the lesser of the amount thereof or the fair market value of the Property securing same, (iv) Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit (other than letters of credit which support payment of obligations which do not constitute Indebtedness for Borrowed Money of any Person), and bankers’ acceptances. Performance Guarantees do not constitute Indebtedness for Borrowed Money.

          “Interest Coverage Ratio” means as at any date the same is to be determined the ratio of (i) Adjusted EBIT for the period of twelve calendar months then ending to (ii) Net Interest Expense for the same period.

          “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense but excluding fees payable under Sections 3.1 and 3.2 hereof) and letter of credit fees and commissions of the Borrowers and the Restricted Subsidiaries for such period determined in accordance with GAAP, but interest paid through the issuance of securities to the holders of the indebtedness in question having a maturity of more than one year from the date of issuance and being of no higher ranking or priority than the indebtedness in question shall not be included in Interest Expense.

          “Interest Period” means the period commencing on the date a Borrowing is advanced or continued through a new Interest Period and ending: (a) in the case of a Eurodollar Loan, 1, 2, 3, or 6 months thereafter and (b) in the case of a Swing Loan, on the date 1 to 5 Business Days thereafter as mutually agreed to by the Company and the Agent; provided, however, that:

(i) an Interest Period may not extend beyond the Termination Date;

          (ii)     whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

          (iii)     for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Interest Rate Protection and Other Hedging Agreements” means one or more of the following agreements entered into by one or more financial institutions:

(a) interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements),

(b) foreign exchange contracts, currency swap agreements or other, similar agreements or arrangements designed to protect against fluctuations in currency values and/or

(c) other types of hedging agreements from time to time.

          “Issuer” means (i) Harris N.A. and any other lender party to the Existing Credit Agreement who issued an Existing Letter of Credit, (ii) Bank of Montreal, Bank of America, N.A., and US Bank, National Association, and (iii) any other Lender who agrees in writing to be an Issuer and is approved by the Required Lenders and the Company as an issuer of Letters of Credit to a particular Borrower or Borrowers hereunder or for use in a particular jurisdiction.

          “L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

          “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

          “L/C Sublimit” means $175,000,000, as may be reduced pursuant to the terms hereof.

          “Lenders” shall mean from time to time the parties hereto other than the Borrowers, including any assignee pursuant to Section 11.18 hereof, and unless the context requires otherwise, the Swing Line Lender.

          “Letter of Credit” is defined in Section 1.3(a) hereof.

          “Leverage Ratio” means, as of any time the same is to be determined, the ratio of (x) Total Funded Debt minus Excess Cash as of such date, to (y) Adjusted EBITDA for the period of twelve calendar months then ending.

          “LIBOR” means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in the relevant currency in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Borrowing in such currency scheduled to be made by the Agent. The Agent will provide the Company with evidence of such rate upon its request.

          “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in the relevant currency for a period equal to such Interest Period, which appears on the LIBOR01 Page (or any other appropriate page for the applicable currency) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

          “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency).

          “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in the relevant currency for a one-month interest period which appears on the LIBOR01 Page (or any other appropriate page for the applicable currency) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurocurrency Reserve Percentage.

          “Lien” means any mortgage, lien, pledge, charge, hypothec or security interest of any kind or nature (whether fixed or floating or of any ambulatory or non-crystallized nature or otherwise) in respect of any Property, including the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

          “Loan Documents” means this Agreement, the Notes (if any), the L/C Documents, the Guarantees and the Collateral Documents and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

          “Loans” means and includes Domestic Rate Loans, Eurodollar Loans and Swing Loans.

          “Material Adverse Effect” means, with respect to any act, omission or occurrence, any of the following consequences in the reasonable judgment of the Required Lenders:

(a) the material impairment of the ability of the Company or of the Company and the Guarantors taken as a whole to pay or perform their obligations under or pursuant to the Loan Documents;

(b) any material adverse change in the assets, liabilities, financial condition, operations or business prospects of the Company and its Restricted Subsidiaries taken as whole, or

(c) any material impairment in the right of the Company and its Restricted Subsidiaries taken as whole to carry on their business substantially as now conducted.

          “Material Restricted Subsidiary” means, as of any date of determination, any Restricted Subsidiary with a Net Worth at such time greater than $10,000,000.

          “Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition and (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments.

          “Net Income” for any period means the net income of the Company and the Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP and, without limiting the foregoing, after deduction from gross income of all expenses and provisions, including provisions for taxes on or measured by income, but excluding any gains or losses on the sale or other disposition of investments or fixed or capital assets, any extraordinary gains and losses, the cumulative effect of accounting changes (as that term is defined under GAAP) any taxes on such excluded gains, and any tax deductions or credits on account of any such excluded losses.

          “Net Interest Expense” means, for any period, Interest Expense less all interest income received by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

          “Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital, warrants, accumulated other comprehensive income (as defined under GAAP) and retained earnings but after deducting treasury stock and, excluding minority interests in Restricted Subsidiaries) which would appear on the balance sheet of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

          “Notes” means and includes the Revolving Credit Notes and the Swing Note.

          “Obligations” shall mean any and all indebtedness, obligations and liabilities of the Borrowers and any of them to the Lenders or any of them or the Agent or Issuers now or hereafter arising hereunder or under any of the other Loan Documents.

          “OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

          “OFAC Event” means the event specified in Section 7.9(c) hereof.

          “OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

          “OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

          “PPSA” means the Personal Property Security Act in effect from time to time in each province and territory of Canada (and the Civil Code of Quebec in the Province of Quebec).

          “Participating Member State” means each State so described in any EMU Legislation.

          “Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

          “Performance Guarantees” means, in respect of the Company or any of the Restricted Subsidiaries, contingent obligations arising from the issuance of performance guarantees, assurances, indemnities, bonds, letters of credit, or similar agreements in the ordinary course of business in respect of the contracts (other than contracts for Indebtedness for Borrowed Money) of the Company, any Restricted Subsidiary, any Person in which the Company or a Restricted Subsidiary has an equity interest.

          “Performance Letters of Credit” means a Letter of Credit that, as reasonably determined by the Agent, assures that the applicable Borrower will fulfill a contractual non-financial obligation.

          “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business has its primary operations within the United States of America, Canada or Europe;

          (b)     the Acquired Business is in an Eligible Line of Business or, if such Acquired Business is not in an Eligible Line of Business, then the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary) for such Acquired Business shall not exceed $250,000,000;

(c) the Acquisition shall not be a Hostile Acquisition;

          (d)     if the aggregate consideration for such Acquisition is greater than or equal to $25,000,000 (including as consideration all deferred payment obligations but excluding any related Earn-Out Obligations), the financial statements of the Acquired Business for the most recently completed fiscal year of such Acquired Business shall have been audited or reviewed by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Agent and (ii) the Acquired Business has undergone a successful so called businessman’s review by one of the “Big Four” accounting firms as part of the Company’s due diligence on the Acquisition;

          (e)     if the aggregate consideration (including as such consideration any indebtedness of the Acquired Business assumed or guaranteed by the Company or a Restricted Subsidiary) for such Acquisition is greater than or equal to $25,000,000 (including as consideration all deferred payment obligations and a reasonable estimate (satisfactory to the Agent) of any related Earn-Out Obligations), after giving effect to the Acquisition the Borrowers shall have Unused Commitments of not less than $100,000,000; and

(f) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Sections 7.6, 7.7, 7.8 and 7.9 hereof on a pro forma basis.

          “Person” shall mean any person, firm, corporation, limited liability company, partnership, joint venture or other entity.

          “Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

          “Quoted Rate” is defined in Section 1.8(d) hereof.

          “Refunding Borrowing” is defined in Section 1.4(a) hereof.

          “Required Lenders” shall mean at any time Lenders whose Commitments aggregate more than 50%.

          “Restricted Payments” is defined in Section 7.16 hereof.

          “Restricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof and all other Subsidiaries becoming Restricted Subsidiaries pursuant hereto. Any corporation or other entity which is a Subsidiary but which is not organized under the laws of, and conducts business primarily in a jurisdiction which is not part of, a State of the United States, the District of Columbia, the Commonwealth of Puerto Rico, Canada or a province thereof or the United Kingdom is not a Restricted Subsidiary.

          “Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit as set forth herein.

          “Revolving Credit Notes” is defined in Section 3.8 hereof.

          “Revolving Loans” is defined in Section 1.2 hereof.

          “Side Letter” means that certain letter dated February 4, 2010 from the Company to the Agent, as the same may be supplemented or amended from time to time.

          “Strategic Ventures” means joint ventures, limited liability companies, partnerships, corporations or similar pooling of efforts entered into for the purpose of expanding the mechanical, electrical and/or facilities services or natural extensions thereof, businesses of the Company or any Restricted Subsidiary or entering or expanding a business related to such businesses and includes Restricted Subsidiaries that are not Guarantors.

          “Sublimits” is defined in Section 1.1 hereof.

          “Subsidiary” means, as to any particular parent corporation or other entity, any other entity at least 50.1% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or limited liability company or by any one or more other corporations or limited liability companies or other entities which are themselves subsidiaries of such parent corporation or limited liability company.

          “Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.8 hereof.

          “Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.17 hereof.

          “Swing Line Sublimit” means $35,000,000, as reduced pursuant to the terms hereof.

          “Swing Loan” and “Swing Loans” each is defined in Section 1.8 hereof.

          “Term Loan Agreement” means that certain Term Loan Agreement dated as of September 19, 2007 by and among the Company, the Lenders party thereto and the Term Loan Agent.

          “Termination Date” means the date that is three (3) years from the Closing Date or such earlier date on which the Commitments are terminated in whole pursuant to Sections 3.5, 3.6, 8.2 or 8.3 hereof.

          “Third Stage” means third stage of European economic and monetary union pursuant to the Treaty on European Union.

          “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Company and its Restricted Subsidiaries at such time, including all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Restricted Subsidiaries or which the Company or any of its Restricted Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Restricted Subsidiaries has otherwise assured a creditor against loss, it being understood that pursuant to Section 9.4 hereof, Total Funded Debt shall not include Indebtedness for Borrowed Money relating to Capital Leases as permitted by Section 7.10(o) hereof unless the parties agree to accommodate a change in GAAP.

          “Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993, as amended from time to time).

          “U.K. Borrowers” means and includes EMCOR UK and such other Restricted Subsidiaries organized under the laws of the United Kingdom as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or the Lenders may impose).

          “U.K. Subsidiaries” means the U.K. Borrowers and such other Subsidiaries organized under the laws of the United Kingdom.

          “U.S. Borrowers” mean the Company and such other Restricted Subsidiaries organized under the laws of the United States of America as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or Lenders may impose).

          “U.S. Dollars” or “$” means lawful currency of the United States of America.

          “U.S. Dollar Equivalent” means the amount of U.S. Dollars which would be realized by converting an Alternative Currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent, at approximately 11:00 a.m. (London time) on the date on which a computation thereof is to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

          “U.S. Subsidiaries” means the Subsidiaries of the Company organized under the laws of a state of the United States of America or under the laws of the District of Columbia as may from time to time be designated as such in writing by the Company and approved as such in writing by all Lenders (but subject to such conditions and limitations as either the Company or Lenders may impose).

          “Unrestricted Subsidiaries” means those Subsidiaries designated as such on Schedule 5.2 hereof.

          “Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

          “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors of such Person, other than stock having such power only by reason of the happening of a contingency.

          “Welfare Plan” means a “welfare plan” as defined in Section 3(l) of ERISA.

          “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law and other than shares held by others for licensing purposes) or other equity interests are owned by the Company and/or one or more wholly-owned subsidiaries within the meaning of this definition.

       Section 9.2.     Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

       Section 9.3.     Capital Stock. All references in this Agreement to “capital stock” shall be deemed to include a reference to shares and all references to “stockholders” shall be deemed to include references to shareholders (where appropriate).

       Section 9.4.     Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Required Lenders may by notice to the Lenders and the Borrowers, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers and its Subsidiaries shall be the same as if such change had not been made (it being understood that the refusal by the Company to pay a fee in connection with an amendment to the financial covenants resulting solely from a change in GAAP pursuant to this Section 9.4 shall not be deemed to be in bad faith). No delay by the Borrowers or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 9.4, such covenants, standard or terms shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 10.          THE AGENT AND THE ISSUERS.

       Section 10.1.     Appointment and Authorization. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders acknowledge and agree that the Agent and the Issuers are not a trustee or other fiduciary for them. The Agent or an Issuer may resign at any time by sending twenty (20) days prior written notice to the Borrowers and the Lenders and may be removed by the Required Lenders upon twenty (20) days prior written notice to the Borrowers and the Lenders. In the event of any such resignation or removal, the Required Lenders may appoint a new agent or issuer, with the consent of the Borrowers (which consent shall not be required if any Default or Event of Default has occurred and is continuing and which consent, if required, shall not be unreasonably withheld), which shall succeed to all the rights, powers and duties of the Agent or applicable Issuer (but only as to Letters of Credit issued by the new Issuer) hereunder and under the other Loan Documents. Any resigning or removed Agent or Issuer shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent or issuer hereunder, but no successor Agent or Issuer shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers and Guarantors shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear. Each Lender hereby appoints Bank of Montreal as Collateral Agent.

       Section 10.2.     Rights as a Lender. The Agent and the Issuers have and reserve all of the rights, powers and duties hereunder and under the other Loan Documents as any Lender may have and may exercise the same as though they were not the Agent or an Issuer and the terms “Lender” or “Lenders” as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent and Issuers in their individual capacities as Lender.

       Section 10.3.     Standard of Care. The Lenders acknowledge that they have received and approved copies of the Loan Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent and the Issuers make no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Revolving Credit Notes or any of the other Obligations or of any of the other Loan Documents or of the Liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the Collateral. Neither the Agent nor the Issuers nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith except to the extent the same is solely a result of its or their own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Agent and the Issuers shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by them to be authorized to act on behalf of any Borrower), unless they have actual knowledge of the untruthfulness of same. The Agent and the Issuers may execute any of their duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent and the Issuers shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and their duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent and the Issuers shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender. The Agent and the Issuers shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of the Liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Lenders but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best interest of all Lenders. The Agent shall in all cases be fully justified in failing or refusing to act hereunder and under the other Loan Documents unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent may treat the owner of any Revolving Credit Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent, the Issuers or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Borrowers. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrowers and the Guarantors and the Agent and Issuers shall have no liability to any Lender with respect thereto.

       Section 10.4.     Costs and Expenses. Each Lender agrees to reimburse the Agent and the Issuers for all costs and expenses suffered or incurred by them or any security trustee in performing their duties hereunder and under the other Loan Documents, or in the exercise of any right or power imposed or conferred upon them hereby or thereby, to the extent that they are not promptly reimbursed for same by the Borrowers or out of the Collateral, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments.

       Section 10.5.     Indemnity. The Lenders shall ratably indemnify and hold the Agent, the Issuers and their directors, officers, employees, agents, representatives or attorneys-in-fact (including as such any security trustee therefor), harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them hereunder or under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers or out of the Collateral and except to the extent that any event giving rise to a claim was caused solely by the gross negligence or willful misconduct of the party seeking to be indemnified as determined by a final, non-appealable judgment of a court of competent jurisdiction.

       Section 10.6.     Quebec Matters. For the purposes of any Collateral Documents to be granted by any one or more of the Borrowers in favor of the Agent to the extent that such Collateral Documents will be governed by the laws of the Province of Quebec, the Agent shall be the holder of an irrevocable power of attorney for all present and future Lenders. Any future Lender under the Credit Agreement, by the execution of an Assignment and Acceptance Agreement in accordance with the provisions of Section 11.17, shall be deemed to have irrevocably ratified the power of attorney granted to the Agent in the immediately proceeding sentence. The Lenders and the Borrowers agree that notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), the Agent may, as the Person holding the power of attorney of the Lenders, acquire any debentures or other title of indebtedness secured by any hypothec granted by any one or more of the Borrowers to the Agent pursuant to the laws of the Province of Quebec.

       Section 10.7.     Conflict. In the event of a conflict between the provisions of this Section 10 and the provisions of any Collateral Document regarding the rights, duties and obligations of the Agent, the provisions of this Section 10 shall govern.

       Section 10.8.     Hedging Liability. By virtue of a Lender’s execution of this Agreement or an Assignment and Acceptance pursuant to Section 11.17 hereof, as the case may be, any Affiliate of such Lender with whom any Borrower or any Subsidiary has entered into an agreement creating Hedging Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guarantees as more fully set forth in Section 3.7 hereof. In connection with any such distribution of payments and collections, the Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability unless such Lender has notified the Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

       Section 10.9.     Designation of Additional Agents. The Agent shall have the continuing right, with the consent of the Company (such consent not to be unreasonably withheld or delayed) for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

       Section 10.10.     Authorization to Release or Subordinate or Limit Liens. The Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.14 hereof or which has otherwise been consented to in accordance with Section 11.4 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 7.10(h) and 7.11(e) hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

       Section 10.11.     Authorization to Enter into, and Enforcement of, the Collateral Documents. Each of the Agent and the Collateral Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Agent or Collateral Agent, as applicable, considers appropriate, provided that neither the Agent nor Collateral Agent shall amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Agent and/or the Collateral Agent, as applicable. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Collateral Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Collateral Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Collateral Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 11.     MISCELLANEOUS.

       Section 11.1.     Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 11.1(b) hereof, each payment by each Borrower and each Guarantor under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes (but not withholdings) on the recipient imposed by a jurisdiction where it is domiciled or has an established place of business) imposed by or within the jurisdiction in which such Borrower or such Guarantor is domiciled, any jurisdiction from which such Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or relevant Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Lender pays any amount in respect of any such taxes, penalties or interest (including without limitation, for the avoidance of doubt, any taxes, penalties or interest attributable to any amounts reimbursed pursuant to the provisions hereof) the Borrowers shall reimburse the Agent or that Lender for that payment on demand in the currency in which such payment was made. If the Borrowers or any Guarantor pay any such taxes, penalties or interest, they shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Lender or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrowers or any Guarantor and evidenced by such a tax receipt, such Lender or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrowers or such Guarantor as applicable, such amount as such Lender or Agent reasonably determines is attributable to such deduction or withholding and which will leave such Lender or Agent (after such payment) in no better or worse position than it would have been in if the Borrowers or Guarantors had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Lender and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

          (b)     U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form W8-BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Revolving Loans) or Form W8-ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Revolving Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Lender shall submit to the Borrowers and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Company in a written notice, directly or through the Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Revolving Loans. Notwithstanding the foregoing, (i) a Lender which becomes a Lender after the date hereof shall not be required to submit a Form W8-BEN or Form W8-ECI until the date it becomes a Lender; and (ii) a Lender shall have no obligations to provide either such Form (or successor form) subsequent to the date it becomes a Lender if such Lender is excused from doing so pursuant to Section 11.1(c).

          (c)     Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers or Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 11.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Company and the Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable. If any Lender can avoid the effect of any such change in law, regulation or treaty or in the application or interpretation thereof, whether by changing its lending office or otherwise, it undertakes to do so if the same can be accomplished without disadvantage to it. If some, but not all, of the Lenders are affected by a change of the type described herein, such Lender agrees that it will at the request of the Company assign its Obligations to another Lender under and pursuant to the conditions set forth in Section 11.17 hereof.

       Section 11.2.     Holidays. If any payment of principal or interest on any of the Revolving Credit Notes or any fees shall fall due on a Saturday, Sunday or on another day which is a legal holiday for lenders in the State of Illinois, (i) interest at the rates such Notes bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day and (ii) such principal, interest and fees shall be payable on such succeeding Business Day.

       Section 11.3.     No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent, any Issuer or any Lender or on the part of the Agent, any Issuer or any holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise of any other power or right. The rights and remedies hereunder of the Agent, the Issuers, Lenders and of the holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

       Section 11.4.     Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the

Agent, an Issuer or Swing Line Lender are affected thereby, the Agent, such Issuer or Swing Line Lender, as applicable; provided that:

          (i)     no amendment or waiver pursuant to this Section 11.4 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of (excluding any mandatory prepayments set forth in Section 3.5 hereof) or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder; and

          (ii)     no amendment or waiver pursuant to this Section 11.4 shall, unless signed by each Lender, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 11.4, amend the application of proceeds provisions set forth in the second paragraph of Section 3.7 hereof, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.

     Section 11.5.     Costs and Expenses. The Borrowers agree to pay on demand all reasonable costs and expenses of the Agent in connection with the negotiation, preparation, execution, delivery, recording or filing or release of the Loan Documents or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto or assignments pursuant hereto, including the reasonable fees and expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing, insurance or other fees, costs and taxes incident to perfecting a Lien upon the collateral security for the Revolving Credit Notes and the other Obligations, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Agent, the Issuers, the Lenders or any other holders of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of the Loan Documents, and all reasonable costs, fees and taxes of the types enumerated above incurred in supplementing (and recording or filing supplements to) the Collateral Documents in connection with assignments contemplated by Section 11.17 hereof if counsel to the Agent believes such supplements to be appropriate or desirable. The Borrowers agree to indemnify and save the Lenders, the Issuers, the Agent and any of their respective Affiliates, officers, directors, agents or employees and any security trustee for the Agent or the Lenders harmless from any and all liabilities, losses, reasonable costs and reasonable expenses incurred by the Lenders, the Issuers or the Agent or any of their respective Affiliates, officers, directors, agents or employees in connection with any action, suit or proceeding brought against the Agent, or the Issuers, any security trustee or any Lender or any of their respective Affiliates, officers, directors, agents or employees by any Person which arises out of the transactions contemplated or financed by any of the Loan Documents or out of any action or inaction by the Agent, any security trustee or any Lender thereunder or any of their respective Affiliates, officers, directors, agents or employees, except for liabilities, losses, costs and expenses (x) caused by the gross negligence or willful misconduct of the party seeking to be indemnified or (y) incurred by such Affiliate to the extent any such liability, loss, cost or expense does not directly relate to or arise from the transactions contemplated by the Loan Documents. The provisions of this Section 11.5 and the protective provisions of Section 2 hereof shall survive payment of the Obligations.

     Section 11.6.     Stamp Taxes. The Borrowers agree that they will pay any documentary, stamp or similar taxes payable in respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit to it is then in use or available.

     Section 11.7.     Survival of Representations and Indemnities. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. All indemnities and other provisions relative to reimbursement to the Agent, the Issuers and the Lenders of amounts sufficient to protect the yield of the Agent, the Issuers and the Lenders with respect to the Loans and Letters of Credit, shall survive the termination of this Agreement and the payment of the Obligations.

     Section 11.8.     Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

     Section 11.9.     Addresses for Notices. Unless specifically provided otherwise hereunder, all communications provided for herein shall be in writing and shall be deemed to have been given or made when served personally or three days after being deposited in the United States mail addressed, if to any Borrower, in each case to such Borrower in care of the Company at 301 Merritt Seven Corporate Park, Norwalk, Connecticut 06851, Attention: Chairman of the Board, and if to the Lenders at their addresses as shown on the Administrative Questionnaire delivered to the Agent, or at such other address as shall be designated by any party hereto in a written notice given to each party pursuant to this Section 11.9.

     Section 11.10.     Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

     Section 11.11.     Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

     Section 11.12.     Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or other Loan Documents invalid or unenforceable.

     Section 11.13.     Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 11.14.     Binding Nature and Governing Law. This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest of the Revolving Credit Notes. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with, and shall be governed by the internal laws of the State of Illinois without regard to principles of conflicts of law. No Borrower may assign its rights or obligations hereunder without the written consent of all of the Lenders.

     Section 11.15.     Entire Understanding. This Agreement, together with the other Loan Documents and any agreements between the Company and the Agent concerning fees, constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

     Section 11.16.     Participations. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 2.5 and Section 2.8 hereof.

     Section 11.17.     Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

          (i)     Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

          (ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credits on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.17(a)(i)(B) and, in addition:

          (a)     the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

          (b)     the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

          (c)     the consent of the Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

          (d)     the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to any Borrower or Subsidiary. No such assignment shall be made to the Borrowers or any of their Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to Section 11.17(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.5 and 11.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.16 hereof.

          (b)     Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (c)     Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

          (d)     Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Commitments and Revolving Loans pursuant to subsection (a) above,

the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Company shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Company to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.7 hereof.

     Section 11.18.     Terms of Collateral Documents not Superseded. Subject to Section 10.7 hereof, nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

     Section 11.19.     PERSONAL JURISDICTION and Jury Trial Waivers.

          (a)     Exclusive Jurisdiction. Except as provided in subsection (b), the Agent, the Lenders and the Borrowers agree that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved only by (and each of them for the benefit of the others hereby irrevocably submits to the jurisdiction of) the state or federal courts located in Cook County, Illinois, but each of the Agent, the Lenders and the Borrowers acknowledge that any appeals from those courts may have to be heard by A court located outside of Cook County, Illinois. The Borrowers waive in all disputes any objection that they may have to the location of the court considering the dispute.

          (b)     OTHER JURISDICTIONS. The Borrowers agree that the Agent, and each of the Lenders shall have the right to proceed against the Borrowers or their Property (“Property”) in A court in any location or jurisdiction to enable the Agent or any Lender to realize on Property, or to enforce A judgment or other court order entered in favor of the Agent or any Lender and, without prejudice to the generality of the foregoing, each Borrower agrees that the Agent or any Lender shall be entitled to commence proceedings (whether for the purpose of obtaining or enforcing any order or judgment or otherwise howsoever) in the courts of the jurisdictions where such Borrower or any of its Property is located.

          (c)     Jury Trial Waiver. The Borrowers, the Agent, and each Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

     Section 11.20.     Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of each Borrower in respect of any amount due in the relevant currency under this Agreement or the L/C Documents shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Agent, Issuer or Lender entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency so purchased for any reason falls short of the amount originally due in the relevant currency, the Borrowers shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligations of the Borrowers not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

     Section 11.21.     Currency Equivalence. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower on the Obligations in the currency expressed to be payable herein or in an Application or under the Revolving Credit Notes (the “specified currency”) into another currency, the parties agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due to the Agent, any Issuer or any Lender on the Obligations shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Agent, such Issuer or such Lender, as applicable, of any sum adjudged to be so due in such other currency, the Agent, such Issuers or such Lender, as applicable, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Agent, such Issuers or such Lender in the specified currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, such Issuers or such Lender, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the amount originally due to the Agent, such Issuer or such Lender in the specified currency, the Agent, such Issuer or such Lender, as the case may be, agrees to remit such excess to the Borrowers.

     Section 11.22.     Change in Currency. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, (i) any reference in any Loan Documents to, and any obligations arising under any Loan Documents in, the currency of that country shall be translated into, and paid in, the currency or currency unit designated by the Agent, after consultation with the Borrowers and the Lenders and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank of that country for the conversion of that currency or currency unit into the other, rounded up or down by the Agent, acting reasonably.

          (b)     If a change in any currency of a country occurs, the Loan Documents will, to the extent the Agent (acting reasonably) specifies is necessary, be amended to comply with any generally accepted conventions and market practice in any relevant interbank market and otherwise to reflect the change in currency and, if there is no generally accepted convention or market practice, or the Agent considers, in its absolute discretion, that there is no generally accepted convention or market practice, in such manner and to such extent as the Agent specifies. The Agent will notify the other parties to the relevant Loan Documents of any such amendment, which shall be binding on all the parties to that Loan Document.

          (c)     The Borrowers shall, from time to time immediately on demand by the Agent, pay to the Agent for the account of any Lender the amount of any costs or increased costs incurred by, or of any reduction in any amount payable to or in the effective return on its capital pursuant to, or of interest or other return foregone by, such Lender or any holding company of such Lender as a result of any change in the currency of a country.

     Section 11.23.     Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan to any Borrower, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate permitted by applicable law (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by any one or more of the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable with respect to such Loan but were not payable as a result of the operation of this Section 11.23 shall be cumulated and the interest and Charges payable to such Lender or Lenders in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the rate set out herein, to the date of repayment, shall be have been received by such Lender or Lenders.

          (b)     Canadian Interest. If any provision of this Agreement or any other Loan Document would obligate the Canadian Borrower to make any payment of interest or other amount payable to (including for the account of) any Lender in an amount, or calculated at a rate, that would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rate of interest required to be paid to such Lender under Section 2.1 or Section 2.2, as the case may be; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender that would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum amount permitted by that section of the Criminal Code (Canada), then Canadian Borrower shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to Canadian Borrower. Any amount or rate of interest referred to in this Agreement with respect to the Commitments to make Loans to and issue Letters of Credit for the account of the Canadian Borrower shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Commitments to make Loans to and issue Letters of Credit for the account of the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period during which such Commitments are available and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

     Section 11.24.     USA Patriot Act. Each Lender and Issuer that is subject to the requirements of the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of such Act, it is required to obtain, verify, and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Issuer to identify the Borrowers in accordance with the USA Patriot Act.

     Section 11.25.      Confidentiality. Each of the Agent, the Lenders and the Issuers severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; provided, however, that under no circumstances shall Information be disclosed to a participant or prospective participant whose primary business is in direct competition with the business of the Company and its Subsidiaries or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any of its Subsidiary and its obligations, (g) with the prior written consent of the Company, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent, any Lender or L/C Issuer on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) with the prior consent of the Company, to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary or from any other Person on behalf of the Borrowers or Subsidiaries relating to any Borrower or Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or Issuer on a nonconfidential basis prior to disclosure by any Borrower or Subsidiary or from any other Person on behalf of the Company or any of its Subsidiaries.

     Section 11.26.     Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the Obligations of the Borrowers evidenced or provided for thereunder. Without limiting the generality of the foregoing, the Borrowers agree that notwithstanding the execution and delivery of this Agreement and the Security Agreement, the Liens previously granted to the Collateral Agent pursuant to the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder and obligations of the Borrowers and the Guarantors thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of the Borrowers’ and the Guarantors’ indebtedness, Obligations and liabilities to the Agent and the Lenders under the Existing Credit Agreement as amended and restated hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness, Obligations and liabilities that would be secured thereby prior to giving effect hereto.

     Section 11.27.     Removal of Lenders and Assignment of Interests; Equalization of Loans. (a) Removal of Lenders and Assignment of Interests. Each of Harris N.A. and the other Lenders listed under the heading “Departing Lenders”, as Departing Lenders, hereby agrees to sell and assign without representation, recourse, or warranty (except that each Departing Lender represents it has authority to execute and deliver this Agreement and sell its Obligations contemplated hereby, which Obligations are owned by such Departing Lender free and clear of all Liens), and upon the satisfaction of the conditions precedent set forth in Section 6.2 hereof the Lenders hereby agree to purchase, 100% of such Departing Lender’s outstanding Obligations under the Existing Credit Agreement and the Loan Documents (including, without limitation, all of the indebtedness evidenced by the Notes held by such Departing Lender, together with all of its interests in outstanding Letters of Credit) for a purchase price equal to the outstanding principal balance of Loans and accrued but unpaid interest and fees owed to such Departing Lender under the Existing Credit Agreement as of the Closing Date, which purchase price shall be paid in immediately available funds on the Closing Date. Such purchases and sales shall be arranged through the Agent and each Departing Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith. Upon the execution and delivery of this Agreement by the Departing Lenders, the Lenders, and the Borrowers and the payment of the Obligations owing to the Departing Lenders, each Departing Lender shall cease to be a Lender under the Credit Agreement and the other Loan Documents and (i) the Lenders shall have the rights of the Departing Lenders thereunder subject to the terms and conditions hereof and (ii) each Departing Lender shall have relinquished its rights (other than rights to indemnification and reimbursements referred to in the Existing Credit Agreement which survive the repayment of the Obligations owed to such Departing Lender in accordance with its terms, including Section 11.5 and 11.7 thereof) and be released from their obligations under the Existing Credit Agreement. The parties hereto agree that, except as provided for in the preceding sentence, all references in the Loan Documents to the Lenders or any Lender shall from and after the date hereof no longer include the Departing Lenders.

          (b)     Equalization of Loans. Upon the satisfaction of the conditions precedent set forth in Section 6.2 hereof, all loans and letters of credit outstanding under the Existing Credit Agreement shall remain outstanding as the initial Borrowing of Loans and Letters of Credit under this Agreement and, in connection therewith, the Borrowers shall be deemed to have prepaid all outstanding Eurodollar Loans on the Closing Date. On the Closing Date, the Lenders each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit between themselves so that each Lender is then holding its relevant Percentage of outstanding Loans and L/C Obligations. Such purchases and sales shall be arranged through the Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Agent may reasonably request in connection therewith.

     Section 11.28.     Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the Issuer as a Lender hereunder.

     Section 11.29.     Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, each Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrowers at any time or from time to time, without notice to any Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) at any time held or owing by that Lender, Issuer, subsequent holder, or affiliate, to or for the credit or the account of such Borrower or Guarantor, whether or not matured, against and on account of the Obligations or any other indebtedness of such Borrower or Guarantor to that Lender, Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

[Signature Pages to Follow]

          Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

          Dated as of the date first written above.

EMCOR GROUP, INC.

By	/s/ Mark A. Pompa

	Name:	Mark A. Pompa
	Title:	Executive Vice President and
Chief Financial Officer

COMSTOCK CANADA, LTD.

By	/s/ Frank T. MacInnis
	Name	Frank T. MacInnis
	Title	Chairman

EMCOR GROUP (UK) plc.

By	/s/ Frank T. MacInnis
	Name	Frank T. MacInnis
	Title	Director

          Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

BANK OF MONTREAL, as Agent, an Issuer and a Lender

By	/s/ John Armstrong
	Name	John Armstrong
	Title	Director

HARRIS N.A., as an Issuer of an Existing L/C

By	/s/ John Armstrong
	Name	John Armstrong
	Title	Director

SOVEREIGN BANK

By	/s/ Robert A. Lanigan
	Name	Robert A. Lanigan
	Title	SVP

U.S. BANK, NATIONAL ASSOCIATION

By	/s/ Michael P. Dickman
	Name	Michael P. Dickman
	Title	Vice President

BANK OF AMERICA, N.A.

By	/s/ Ashish Arora
	Name	Ashish Arora
	Title	Sr. Credit Product Officer

JPMORGAN CHASE BANK, N.A.

By	/s/ Brad Richards
	Name	Brad Richards
	Title	SVP

WEBSTER BANK, NA

By	/s/ Michele L. Lynch
	Name	Michele L. Lynch
	Title	Vice President

LLOYDS TSB BANK PLC

By	/s/ Windsor Davies
	Name	Windsor Davies
	Title	Managing Director, Corporate Banking

LLOYDS TSB BANK PLC

By	/s/ Lana Chervonskaya
	Name	Lana Chervonskaya
	Title	Vice President, Corporate Banking

FIFTH THIRD BANK

By	/s/ Tim Adair
	Name	Tim Adair
	Title	Assistant Vice President

RBS CITIZENS, N.A.

By	/s/ Cindy Chen
	Name	Cindy Chen
	Title	Senior Vice President

TORONTO DOMINION (NEW YORK) LLC

By	/s/ D Brito
	Name	Debbi L. Brito
	Title	Authorized Signatory

BRANCH BANKING AND TRUST COMPANY

By	/s/ Eric Searls
	Name	Roger Eric Searls
	Title	Vice President

SIEMENS FINANCIAL SERVICES, INC.

By	/s/ Stephanie Mannello
	Name	Stephanie Mannello
	Title	SVP Operations

By	/s/ Craig L. Johnson
	Name	Craig L. Johnson
	Title	Vice President and Head of Rating-COFUS

THE NORTHERN TRUST COMPANY

By	/s/ Tamara Dowel
	Name	Tamara Dowel
	Title	Vice President

PNC BANK, N.A., as successor by merger to National City Bank

By	/s/ Gerald Witte
	Name	Gerald Witte
	Title	Senior Vice President

RZB FINANCE LLC

By	/s/ John A. Valiska
	Name	John A. Valiska
	Title	First Vice President

By	/s/ Shirley Ritch
	Name	Shirley Ritch
	Title	Vice President

“DEPARTING LENDERS”

HARRIS N.A., solely in its company as a Departing Lender

By	/s/ John Armstrong
	Name	John Armstrong
	Title	Director

HARRIS NESBITT FINANCING, INC., as a Departing Lender

By	/s/ John Armstrong
	Name	John Armstrong
	Title	Director

BANK OF SCOTLAND PLC, as a Departing Lender

By	/s/ Careth Narinesingh
	Name	Careth Narinesingh
	Title	Associate Director

BANK HAPOALIM B.M., as a Departing Lender

By:	/s/ James P Surless
	Name	James P Surless
	Title	Vice President

By	/s/ Frederic S. Becker
	Name	Frederic S. Becker
	Title	Senior Vice President

EXHIBIT A-1

REVOLVING CREDIT NOTE

February___, 2010

          For value received, the undersigned, _____________________, a ________________ corporation (“Borrower”), hereby promises to pay to the order of ________________________ ______________________ (the “Lender”), at the principal office of Bank of Montreal in Chicago, Illinois, in the currency of each Revolving Loan evidenced hereby in accordance with Section 1 of the Credit Agreement, the aggregate unpaid principal amount of each Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the due date therefore as specified in the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in the Credit Agreement.

          The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Revolving Loan made by it pursuant to the Credit Agreement, any repayment of principal and interest and the principal balances from time to time outstanding hereon, and the currency in which made, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Revolving Loans made to them pursuant to the Credit Agreement together with accrued interest thereon.

          This Note is one of the Revolving Credit Notes referred to in the Second Amended and Restated Credit Agreement dated as of February ___, 2010, among the Borrowers, Bank of Montreal, as Agent, and the Lenders from time to time party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

          This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

          This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

A-1-1

          The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral herefor. The Borrower hereby waives presentment for payment and demand.

By
Its

A-1-2

EXHIBIT A-2

SWING NOTE

February ___, 2010

          For value received, the undersigned, EMCOR Group, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Bank of Montreal (the “Lender”), at the principal office of Bank of Montreal in Chicago, Illinois, in the currency of each Swing Loan evidenced hereby in accordance with Section 1 of the Credit Agreement, the aggregate unpaid principal amount of each Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement on the due date therefore as specified in the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in the Credit Agreement.

          The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Swing Loan made by it pursuant to the Credit Agreement, any repayment of principal and interest and the principal balances from time to time outstanding hereon, and the currency in which made, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Swing Loans made to them pursuant to the Credit Agreement together with accrued interest thereon.

          This Note is one of the Swing Notes referred to in the Second Amended and Restated Credit Agreement dated as of February ___, 2010, among the Borrowers, Bank of Montreal, as Agent, and the Lenders from time to time party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.

          This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

          This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

A-2-1

          The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral herefor. The Borrower hereby waives presentment for payment and demand.

EMCOR GROUP, INC.

By
Its

A-2-2

EXHIBIT B

FORM OF OPINION OF COUNSEL

February 4, 2010

Bank of Montreal, as Agent
111 West Monroe Street
Chicago, IL 60690 and
Lenders from time to time party to
the Amended and Restated
Credit Agreement hereinafter identified

Ladies and Gentlemen:

          I am Executive Vice President and General Counsel of EMCOR Group, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company and the corporations, limited liability companies and limited partnerships listed on Exhibit A hereto (the “Domestic Guarantors”, and collectively with the Company, the “Organizations”) in connection with the Second Amended and Restated Credit Agreement dated as of February   , 2010 (the “Credit Agreement”) by and among the Company and certain of its subsidiaries and Bank of Montreal (“BMO”), individually and as Agent, and the Lenders which are or become parties thereto, pursuant to which a revolving credit facility is being made available by you to the Company, Comstock Canada Ltd., a Canadian corporation, and EMCOR Group (UK) plc., a United Kingdom public limited company (collectively, the “Borrowers”).

This opinion is being delivered pursuant to Section 6.2(m) of the Credit Agreement. Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In connection with this opinion, I have reviewed the Credit Agreement; the form of Revolving Credit Note and Swing Note; the form of Second Amended and Restated Guaranty Agreement dated as of February   , 2010 made by the Guarantors (as such term is defined in such Guaranty Agreement), including the Company and other entities substantially owned, directly or indirectly, by the Company, in favor of the Guaranteed Creditors (as such term is defined in such Guaranty Agreement) and the form of Assumption and Supplemental Guaranty Agreement included as Exhibit A to such Guaranty Agreement; the form of Third Amended and Restated Pledge Agreement dated as of February   , 2010 by and among the Pledgors (as such term is defined in such Pledge Agreement), including the Company and other entities substantially owned, directly or indirectly by the Company, and BMO (as such term is defined in such Pledge Agreement), as Agent, and the form of Amendment to Pledge Agreement included as Schedule B to such Pledge Agreement and the form of Assumption and Supplemental Pledge Agreement included as Schedule C to such Pledge Agreement; the form of Third Amended and Restated Security Agreement dated as of February   , 2010 by and among the Debtors (as such term is defined in such Security Agreement), including the Company and other entities substantially owned, directly or indirectly, by the Company, and BMO (as such term is defined in such Security Agreement), as Agent, and the form of Assumption and Supplemental Security Agreement included as Schedule G to such Security Agreement (collectively, the “Loan Documents”).

I have also reviewed and am familiar with:

          (i)         a copy of the certificate of incorporation (or other similar organization document) of each Organization which is a corporation, certified by the Secretary, Clerk, Assistant Secretary or Assistant Clerk of such Organization;

          (ii)        a copy of the certificate of formation (or other similar organization document) of each Domestic Guarantor which is a limited liability company, certified by Members, a Manager or the Assistant Secretary of each such Domestic Guarantor;

(iii) a copy of the certificate of limited partnership of each Domestic Guarantor which is a limited partnership, certified by a general partner of each such Domestic Guarantor;

          (iv)       a certificate (or the equivalent thereof), dated as of a date no earlier than 30 days prior to the date hereof, as to the good standing and/or legal existence of each Organization issued by the Secretary of State of the state of such Organization’s organization provided such state issues such certificate or equivalent;

          (v)        a copy of the by-laws of each Organization which is a corporation, certified by the Secretary or the Assistant Secretary or Clerk or Assistant Clerk of such Organization as being the by-laws of such Organization as in effect on the date hereof;

          (vi)       a copy of the limited liability company agreement or operating agreement of each Domestic Guarantor which is a limited liability company, certified by Members, a Manager or the Assistant Secretary of each such Domestic Guarantor as being the limited liability company agreement or operating agreement of such Domestic Guarantor as in effect on the date hereof;

          (vii)      a copy of the limited partnership agreement of each Domestic Guarantor which is a limited partnership, certified by the Secretary of the general partner of each such Domestic Guarantor as being the limited partnership agreement of such Domestic Guarantor as in effect on the date hereof;

          (viii)     copies of certain resolutions adopted by the board of directors of each Organization which is a corporation, authorizing the execution, delivery and performance of the terms and provisions of the Loan Documents to which such Organization is party, each certified by the Secretary or Assistant Secretary or the Clerk or Assistant Clerk of such Organization;

          (ix)       copies of certain resolutions adopted by the members or Board of Managers of each Domestic Guarantor which is a limited liability company, authorizing the execution, delivery and performance of the terms and provisions of the Loan Documents to which such Domestic Guarantor is party, each certified by Members, a Manager, or the Assistant Secretary of such Domestic Guarantor; and

          (x)        copies of certain resolutions adopted by the general partner of each Domestic Guarantor which is a limited partnership, authorizing the execution, delivery, and performance of the terms and provisions of the Loan Documents to which such Domestic Guarantor is a party, each certified by the Secretary of the general partner of such Domestic Guarantor.

          I also have examined such other corporate, limited liability company and limited partnership documents and records and such other agreements, certificates, opinions, instruments, papers, statutes and authorities, and have made such examinations of law, as I have deemed necessary as a basis for the opinions below.

          In such examinations, I have assumed the genuineness of all signatures (other than those of representatives of the Organizations), the completeness and authenticity of all records and all documents submitted to me as originals and the conformity to original documents of the documents supplied to me as copies. As to various questions of fact material to such opinions, I have relied upon representations and warranties of each of the Organizations contained in the Loan Documents and upon statements and certificates of the officers, Members, or Manager of the Organizations or of officers of the general partners of Organizations that are limited partnerships and of other parties to the Loan Documents and of public officials, and upon public records. I have not conducted a search of or otherwise examined the records of any court.

          For purposes of the opinions hereinafter expressed, I have assumed that (a) each party to any Loan Document (other than the Organizations) has the power to enter into and perform all of its obligations thereunder, (b) each such party (other than the Organizations) has taken all necessary actions to authorize the due execution, delivery and performance of such Loan Document by it, and (c) each such Loan Document is the legal, valid and binding obligation of each such party (other than the Organizations) thereto.

          The opinions set forth in numbered paragraph 3 below with respect to the legality, validity, binding effect and enforceability of any Loan Document are subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and I express no opinion with respect to the application of equitable principles to any Loan Document in any proceeding, whether at law or in equity.

          I express no opinion as to the enforceability of provisions of the Loan Documents which: (a) restrict access to legal or equitable remedies; (b) purport to waive or affect any rights to notices; (c) contain a covenant by a party to take actions the taking of which is discretionary with or subject to the approval of another party or which are otherwise subject to contingencies the fulfillment of which is not within the control of the party so covenanting; (d) purport to limit the

Agent’s obligations to exercise reasonable care in the custody and preservation of collateral in accordance with the Uniform Commercial Code of the State of New York; (e) purport to exculpate a party from, or indemnify a party against, its own negligence or failure to act in good faith or in accordance with standards of commercial reasonableness; (f) purport to allow the Agent to establish evidentiary standards for suit or proceedings to enforce such Loan Documents; (g) purport to allow the Agent to set off and apply deposits of any Organization to its obligations under the Loan Documents without prior notice having been given to any Organization, or as to the enforceability of any waiver by any Organization of demand or of rights to set-off or counterclaim; (h) relate to delay, election or omission of enforcement of remedies; (i) relate to severability; or (j) purport to constitute waivers of rights of subrogation, reimbursement, contribution, exoneration or indemnity by any Organization. I also point out that legal and equitable principles require good faith and fair dealing by the Agent and may require the Agent to exercise its rights and remedies under the Loan Documents in a reasonable manner, including, but not limited to, consideration by the Agent of the materiality of any breach by any Organization and of the consequences of such breach to the Agent. Furthermore, certain other provisions as to rights, remedies, covenants and limitations contained in the Loan Documents are subject to legal or equitable principles relating to the strict or specific enforcement of such rights, remedies, covenants and limitations. However, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, the limitations referred to in this paragraph and/or in other parts of this opinion, do not, in my opinion, make the remedies and procedures which will be afforded to the Agent inadequate for the realization of the substantive benefits purported to be provided under the Loan Documents.

          I also point out that the enforceability of the above-referenced Security Agreement and the security interests created thereby may be subject to rights of account debtors and any claims or defenses of such persons against any Organization. Moreover, in the case of receivables that are due from the United States or any state thereof or any department of the United States or any state thereof, the right to collect upon such receivables may be limited by the Assignment of Claims Act, 31 U.S.C.A. § 3727 (1989) and any applicable state law relating to the assignment of claims against such State.

          I express no opinion with respect to the right, title or interest of any Organization in or to any property, the existence, location or description of any Collateral (as such term is defined in the Loan Documents), or the priority or perfection of any security interest or other Lien in any of the Collateral (as such term is defined in the Loan Documents) or any other Lien referred to in the Loan Documents.

          When reference is made in this opinion to “knowledge” or to what is “known to me”, it means my actual knowledge and in this regard it is noted that I have not made any special review, investigation or inquiry in connection with rendering the opinion with respect to the matters so qualified.

          I am admitted to practice law in the State of New York and I do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of

the State of Delaware. For the purposes of this opinion, I have assumed that the laws of the States of Illinois, and of the state of incorporation or organization of each of the Organizations not incorporated or organized in Delaware or New York, are identical to the laws of the State of New York. For the purpose of the due certification of status in the first sentence of my opinion in numbered paragraph 1 below, I have relied solely upon certificates of public officials of the states of organization of each of the Organizations. For purposes of my opinion expressed in the second sentence of numbered paragraph 1 below in respect of due qualification and good standing as a foreign organization, I am relying solely on the representations and warranties of each of the Organizations contained in the Loan Documents.

          Based upon and subject to the foregoing, I am of the opinion that:

          1.     Each of the Organizations which is a corporation is a validly existing corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to transact the business in which it is engaged as now conducted, and each of the Organizations which is a limited liability company or a limited partnership is a legally existing limited liability company or limited partnership, respectively, in good standing or in existence under the laws of its jurisdiction of organization and has the power and authority to transact the business in which it is engaged and now conducted. Each of the Organizations which is a corporation or a limited liability company is duly qualified and in good standing as a foreign corporation or limited liability company, as the case may be, in all of the states in which, to my knowledge, failure to be so qualified would have a Material Adverse Effect.

          2.     The Company has the corporate power to borrow and apply for Letters of Credit from the Issuers. Each Domestic Guarantor has the corporate, limited liability company, limited partnership, or other power to guarantee all of the indebtedness, obligations and liabilities of the Company and the other Borrowers to the Lenders pursuant to the Credit Agreement. Each Organization has the corporate, limited liability company, limited partnership, or other power to mortgage, pledge, assign and otherwise encumber its assets and properties as collateral security for such borrowings, letter of credit liabilities and guarantees, to execute and deliver the Loan Documents executed by it and to which it is a party and to observe and perform all of the terms and provisions of such Loan Documents. The execution and delivery of the Loan Documents executed by each of the Organizations does not, nor will the observance and performance of any of the terms and provisions thereof, violate any law or the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or limited partnership agreement (or other similar documents) of any such Organization or, to my knowledge, any covenant, indenture or agreement to which such Organization is a party.

          3.     The Loan Documents executed by each Organization have been duly authorized by all necessary corporate, limited liability company, limited partnership, or other action, have been executed and delivered by the proper officers or other representatives of such Organization and constitute valid and binding agreements of such

Organization, enforceable against it in accordance with the respective terms of such Loan Documents.

          4.     Except as may be required in order to perfect the Liens contemplated by the Loan Documents, no order, authorization, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body of the United States of America or the State of New York is or will be required in connection with the lawful execution and delivery of the Loan Documents by each Organization party thereto or the performance by each such Organization of any of the terms of the Loan Documents.

          5.     To my knowledge, after due inquiry, except as disclosed on Schedule 5.9 of the Credit Agreement or the Side Letter or in the notes to the financial statements of the Company as at and for the fiscal year ended December 31, 2008 or in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2009, there is no action, suit, proceeding or investigation at law or in equity before or by any court or public body pending or threatened against any Organization or any of its assets or properties which, if adversely determined, could result in a Material Adverse Effect.

          This opinion letter is furnished solely for your benefit in connection with matters relating to the Loan Documents and may not be used or relied upon by any other person or for any other purpose without my prior written consent.

Very truly yours,

Sheldon I. Cammaker
Executive Vice President
and General Counsel

EXHIBIT C

EMCOR GROUP, INC.

COMPLIANCE CERTIFICATE

FOR THE MONTH ENDING __________

To:	Bank of Montreal
as Agent under, and the Lenders
party to the Amended and Restated
Credit Agreement described below

          This Compliance Certificate is furnished to the Lenders pursuant to the requirements of Section 7.5 of the Second Amended and Restated Credit Agreement dated as of February 4, 2010, by and between EMCOR Group, Inc., a Delaware corporation (the “Company”), Comstock Canada, Ltd., a Canadian corporation, EMCOR Group (UK) plc, a United Kingdom public limited company and Harris N.A. as agent thereunder (the “Agent”) and the Lenders named therein (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ______________ of the Company;

          2.       I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and Restricted Subsidiaries during the accounting period covered by the financial statements being furnished concurrently with this Certificate;

          3.       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default at any time during or at the end of the accounting period covered by the accompanying financial statements or as of the date of this Certificate, except as set forth immediately below;

          4.       The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the dates and for the periods covered thereby; and

5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and

C-1

computations are true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.*

6. Also attached hereto is a summary of claims with a recorded value of over $5,000,000 in litigation, mediation or arbitration.*

          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in Schedule I attached hereto and the financial statements furnished concurrently with this Certificate in support hereof, are made and delivered as of this ______ day of _______________, 20___.

EMCOR GROUP, INC.

By:

Title:

(Type or Print Name)

* Include only quarterly.

C-2

SCHEDULE I

EMCOR GROUP, INC.

COMPLIANCE CALCULATIONS
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF FEBRUARY 4, 2010

CALCULATIONS AS OF _______________, 20__

A.	MINIMUM NET WORTH (SECTION 7.6)

	1.	Net Worth	$________

	2.	$800,000,000 plus 50% of Net Income for each Fiscal Quarter of the Company ending on or after March 31, 2010	$________

	3.	Line A1 is at least equal to line A2

	4.	Company is in Compliance	Yes/No

B.	LEVERAGE RATIO (SECTION 7.7)

	1.	Total Funded Debt	$________

	2.	Excess Cash	$________

	3.	Line B1 minus B2	$________

	4.	Net Income for past 12 calendar months	$________

	5.	Interest Expense for past 12 calendar months	$________

	6.	Income taxes for past 12 calendar months	$________

	7.	Depreciation of fixed assets for past 12 calendar months	$________

	8.	Amortization of intangible assets during part 12 calendar months	$________

	9.	Non-cash charges of the Company and its Restricted Subsidiaries during such period	$________

	10.	Sum of Lines B4, B5, B6, B7, B8 and B9	$________

11.

Adjustments resulting from Acquisitions during past 12 calendar months (including adjustments for non-recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent)

$________

	12.	Sum of Lines B10 and B11	$________

	13.	Ratio of Line B3 to Line B12	________

	14.	Ratio of Line B13 shall not be more than	2.75 to 1

	15.	Company is in Compliance	Yes/No

C.	INTEREST COVERAGE RATIO (SECTION 7.8)

	1.	Net Income for past 12 calendar months	$________

	2.	Interest Expenses for past 12 calendar months	$________

	3.	Income taxes for past 12 calendar months	$________

	4.	Non-cash charges of the Company and its Restricted Subsidiaries during such period	$________

	5.	Sum of Lines C1, C2, C3 and C4	$________

6.

Adjustments resulting from Acquisitions during past 12 calendar months (including adjustments for non-recurring expenses and income reasonably determined by the Company in good faith and established to the reasonable satisfaction of the Agent)

$________

	7.	Sum of Line C5 and C6	$________

	8.	Interest Expense for past 12 calendar months	$________

	9.	All interest income received during past 12 calendar months	$________

	10.	Line C8 minus Line C9	$________

	11.	Ratio of Line C7 to Line C10	$________

	12.	C11 shall not be less than	3.50 to 1

	13.	Company is in Compliance	Yes/No

D.	CAPITAL AND OTHER RESTRICTED EXPENDITURES (SECTION 7.13)

	1.	Capital Expenditures (not including Capital Expenditures which constitute Permitted Acquisitions)	$________

	2.	Face amount of Letters of Credit issued during past 12 calendar months	$________

	3.	Aggregate amount expended to guarantee Indebtedness for Money Borrowed for any Strategic Venture (not including capital stock of the Company)	$________

	4.	Sum of Lines D1, D2 and D3	$________

	5.	2.00% of the arithmetic average of unrealized revenue from contracts in progress as of last day of past four calendar quarters then ended	$________

	6.	Net cash proceeds from the sale of assets for past four calendar quarters then ended	$________

	7.	Maximum amount of dividends which company could pay as of date of expenditure or application in question	$________

	8.	Sum of Lines D5, D6 and D7	$________

	9.	Line D4 shall not exceed Line D8

	10.	Company is in Compliance	Yes/No

EXHIBIT D

ASSIGNMENT AND ACCEPTANCE

Dated _____________, _____

          Reference is made to the Second Amended and Restated Credit Agreement dated as of February 4, 2010 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among EMCOR Group, Inc., the other Borrowers, the Lenders and Issuers parties thereto, and Bank of Montreal, as Agent (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

          ______________________________________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:

          1.       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

          2.       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

          3.       The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 7.5(a), (b) and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

          4.       As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

          5.       The effective date for this Assignment and Acceptance shall be ___________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent and, if required, the Company.

          6.       Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          7.       Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR LENDER]

By

Name

Title

[ASSIGNEE LENDER]

By

Name

Title

Accepted and consented this ____ day of _____________

EMCOR GROUP, INC.

By

Name

Title

Accepted and consented to by the Agent this ___ day of ________

BANK OF MONTREAL, as Agent

By

Name

Title

ANNEX I
TO ASSIGNMENT AND ACCEPTANCE

          The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

AGGREGATE COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS

$_____________	$_____________	_____%

EXHIBIT E

COMMITMENT AMOUNT INCREASE REQUEST

_______________, 20__

Bank of Montreal as Agent (the “Agent”) for the Lenders referred to below
111 West Monroe Street
Chicago, Illinois 60603

Attention: John Armstrong, Director

Re:

Second Amended and Restated Credit Agreement
dated as of February 4, 2010
among EMCOR Group, Inc., the Lenders party thereto and
Bank of Montreal, as Agent
(as amended, modified or supplemented from
time to time, the “Credit Agreement”),

Ladies and Gentlemen:

          In accordance with the Credit Agreement, the Company hereby requests that the Agent consent to an increase in the aggregate Commitments (the “Commitment Amount Increase”), in accordance with Section 1.11 of the Credit Agreement, to be effected by [an increase in the Commitment of [name of existing Lender] the addition of [name of Additional Lender] (the “Additional Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          After giving effect to such Commitment Amount Increase, and upon the effectiveness of the Commitment Amount Increase, the Commitment of [the Lender increasing its Commitment] [the Additional Lender] will be as set forth on Attachment I hereto.

[Include paragraphs 1-4 for an Additional Lender]

          1.       The Additional Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The Additional Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The

Additional Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the credit worthiness of the Company or any other party to the Credit Agreement or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or the value of any security therefor.

          2.       Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent, the Additional Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

          3.       The Additional Lender hereby advises you of the following administrative details with respect to its Loans and Commitment:

(A)	Notices:

Institution Name: ________________
Address: _______________________
_______________________
Telephone: ______________________
Facsimile: ______________________

(B)	Payment Instructions:

          This Agreement shall be deemed to be a contractual obligation under, and shall be governed by and construed in accordance with, the laws of the state of Illinois.

          The Commitment Amount Increase shall be effective when the executed consent of the Agent is received or otherwise in accordance with Section 1.11 of the Credit Agreement, but not in any case prior to ___________________, ____. It shall be a condition to the effectiveness of the Commitment Amount Increase that (i) all fees and expenses referred to in Section 1.11 of the Credit Agreement shall have been paid and (ii) no Eurodollar Loans shall be outstanding on the date of such effectiveness.

          The Company hereby certifies that no Default or Event of Default has occurred and is continuing.

          Please indicate the Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

EMCOR GROUP, INC.

By

Name:

Title:

[ADDITIONAL LENDER/LENDER INCREASING COMMITMENTS]

By:

Name:

Title:

The undersigned hereby consents on this __ day of _____________, ___ to the above-requested Commitment Amount Increase.

BANK OF MONTREAL, as Agent

By:

Name:

Title:

ATTACHMENT I

LENDER	COMMITMENT

EXHIBIT F

NOTICE OF BORROWING

Date: ________________, _____

To:

Bank of Montreal, as Agent for the Lenders parties to the Second Amended and Restated Credit Agreement dated as of February 4, 2010 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among EMCOR Group, Inc. (the “Company”), the other Borrowers party thereto, the Lenders party thereto, and Bank of Montreal, as Agent

Ladies and Gentlemen:

          The Company, individually and in its capacity as agent for the Borrowers, refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Credit Agreement, of the Borrowing specified below:

1.	The name of Borrower on whose behalf such Borrowing is being requested _________________________

2.	The Business Day of the proposed Borrowing is ___________, ____.

3.	The aggregate amount of the proposed Borrowing is $______________.

4.	The currency of such Borrowing _______________.

5. The Borrowing is to be comprised of $___________ of [Base Rate] [Eurodollar] Loans.

[6. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a)      the representations and warranties of the Borrowers contained in Section 5 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

EMCOR GROUP, INC.

By

Name

Title

SCHEDULE 1.1

COMMITMENTS

LENDER	COMMITMENT	PERCENTAGE

Bank of Montreal	$52,500,000	9.545455%

Bank of America, N.A.	$52,500,000	9.545455%

US Bank, National Association	$52,500,000	9.545455%

Lloyds TSB Bank plc	$50,000,000	9.090909%

Fifth Third Bank	$40,000,000	7.272727%

JPMorgan Chase Bank, N.A.	$40,000,000	7.272727%

RBS Citizens, N.A.	$40,000,000	7.272727%

Sovereign Bank	$40,000,000	7.272727%

Toronto Dominion (New York) LLC	$31,250,000	5.681818%

Branch Banking and Trust Company	$31,250,000	5.681818%

Siemens Financial Services, Inc.	$30,000,000	5.454545%

Webster Bank, NA	$25,000,000	4.545455%

The Northern Trust Company	$25,000,000	4.545455%

PNC Bank, N.A.	$25,000,000	4.545455%

RZB Finance LLC	$15,000,000	2.757573%

TOTAL	$550,000,000	100%

SCHEDULE 1.3

EXISTING LETTERS OF CREDIT

Number	Issuer	Beneficiary	Amount	Expiry Date

HACH19624OS	Harris N.A.	Indemnity Insurance Companies of North America ACE American Ins.	$500,871	10/01/10

HACH19637OS	Harris N.A.	ACE Property & Casualty Insurance Company, Pacific Employers Insurance Company	$428,229	09/30/10

HACH19638OS	Harris N.A.	Transportation Insurance Company and/or Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	$46,000	10/01/10

HACH19644OS	Harris N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company	$267,000	09/01/10

HACH19646OS	Harris N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	$204,000	09/01/10

HACH19647OS	Harris N.A.	Continental Casualty Company and/or American Casualty Company of Reading, Pennsylvania	$138,000	09/01/10

HACH19651OS	Harris N.A.	American Casualty Company of Reading, PA and/or Transportation Insurance Company and/or Continental Casualty Company	$1,202,000	10/01/10

HACH270301OS	Harris N.A.	American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$5,150,000	10/01/10

68030574		American Casualty Company of Reading, PA and Continental Casualty Company and Transportation Insurance Company	$2,584,000	10/01/10

68030618		Transportation Insurance Company and American Casualty Company of Reading, PA and Continental Casualty Company	$4,813,000	10/01/10

68030663		American Casualty Company of Reading, Pennsylvania and Transportation Insurance Company and Continental Casualty Company	$6,763,000	10/01/10

68030719		Transportation Insurance Company and/or American Casualty Company of Reading, Pennsylvania and/or Continental Casualty Company	$10,749,000	10/01/10

Number	Issuer	Beneficiary	Amount	Expiry Date

68030821		Transportation Insurance Company and/or American Casualty Company of Reading, PA and/or Continental Casualty Company	$16,199,000	10/01/10

68030875		American Casualty Company of Reading, Pennsylvania and/or Transportation Insurance Company and/or Continental Casualty Company	$14,725,980	10/01/10

68030724		The Travelers Indemnity Company	$405,000	10/12/10

68030815		SeaBright Insurance Company	$453,555	10/12/10

68030817		Royal Bank of Canada	$216,451	10/12/10

HACH234952OS	Harris N.A.	Zurich American Insurance Company	$1,450,000	10/12/10

HACH19640OS	Harris N.A.	Reliance Insurance Company, United Pacific Insurance Company, Reliance Indemnity Company, Reliance National Insurance Company and Reliance Surety Company	$500,000	07/21/10

HACH19645OS	Harris N.A.	The Travelers Casualty & Surety Company of America	$900,000	12/31/09

HACH19649OS	Harris N.A.	Los Angeles County	$194,037	02/28/10

HACH19654OS	Harris N.A.	Los Angeles County	$92,283	04/30/10

HACH62175OS	Harris N.A.	Los Angeles County	$403,116	12/22/09

HACH62176OS	Harris N.A.	Los Angeles County	$104,345	12/15/09

0015081-0001		Commissioner of Banking, Insurance, Securities and Health Care Administration State of Vermont	$250,000	04/27/10

S582002		Ontario Power Generation	CAD: 250,000	06/15/10

HACH253727OS	Harris N.A.	Ontario Power Generation, Inc.	CAD: 896,094	02/13/10

SCHEDULE 4.2

GUARANTORS

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Group, Inc.	Delaware

EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

Aircond Corporation	Georgia	100%	EMCOR Government Services, Inc.

The Betlem Service Corporation	New York	100%	EMCOR Government Services, Inc.

CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.

Combustioneer Corporation	Maryland	100%	EMCOR Government Services, Inc.

EMCOR Services Team Mechanical, Inc.	Delaware	100%	EMCOR Services New York/New Jersey, Inc.

Trimech Plumbing, LLC	Delaware	100%	EMCOR Services New York/New Jersey, Inc.

Viox Services, Inc.	Ohio	100%	EMCOR Government Services, Inc.

Dyn Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.

Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.

Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.

Contra Costa Electric	California	100%	DYN Specialty Contracting, Inc.

KDC, Inc.	California	100%	DYN Specialty Contracting, Inc.

EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Mechanical/Electrical Services (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Maintenance and Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Inte-Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

R.S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.

J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.

New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Government Services, Inc.

Labov Mechanical, Inc.	Delaware	100%	J.C. Higgins Corp.

Midland Fire Protection, Inc.	Rhode Island	100%	J.C. Higgins Corp.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Professional Mechanical Contractors, LLC	Connecticut	100%	J.C. Higgins Corp.

Labov Plumbing, Inc.	Delaware	100%	Labov Mechanical, Inc.

Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.

EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.

Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.

Dynalectric of Michigan II, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.

Pace Mechanical Services II, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc.

The Fred B. DeBra Co.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR International, Inc.	Delaware	100%	MES Holdings Corporation

Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.

Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.

S.A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.

Performance Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.

University Marelich Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.

EMCOR Energy Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services, Inc.

EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corporation

Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

MOR PPM, Inc.	South Carolina	100%	EMCOR Facilities Services, Inc.

EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Mechanical Services of Central Florida, Inc.	Florida	100%	EMCOR Facilities Services, Inc.

EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.

EMCOR Services Arizona, Inc	Delaware	100%	EMCOR Facilities Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

L.T. Mechanical, Inc.	North Carolina	100%	EMCOR Facilities Services, Inc.

Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation

The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation

Poole and Kent - Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation

Poole and Kent - New England, Inc.	Maryland	100%	Monumental Investment Corporation

Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation

Forti/Poole and Kent, L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.

HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation

Great Monument Construction Company	Maryland	100%	HVAC, Ltd.

Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.

The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation

Poole & Kent Company of Florida	Delaware	100%	MES Holdings Corporation

EMCOR-CSI Holding Co.	Delaware	100%	MES Holdings Corporation

CSUSA Holdings, L. L. C.	Delaware	100%	EMCOR CSI Holding Co.

CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings, LLC

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Shambaugh & Son, L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Border Electric Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Border Mechanical Co., L.P.	Texas	General Partner	CSUSA Holdings, LLC

	Texas	Limited Partner	CS48 Acquisition Corp.

Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.

F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.

F & G Plumbing, Inc.	New Jersey	100%	F & G Mechanical Corporation

F & G Management, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Illingworth-Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.

Lowrie Electric Company	Tennessee	100%	EMCOR CSI Holding Co.

Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Maximum Refrigeration & Air Conditioning Corp.	Delaware	100%	EMCOR CSI Holding Co.

Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.

North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.

Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.

Walker J Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.

FR X Ohmstede Acquisitions Co.	Delaware	100%	EMCOR Facilities Services, Inc.

HNT Holdings Inc.	Delaware	100%	FR X Ohmstede Acquisitions Co.

Ohmstede Partners LLC	Delaware	100%	HNT Holdings Inc.

Ohmstede Holdings LLC	Delaware	100%	HNT Holdings Inc.

Ohmstede Ltd.	Texas	1%	Ohmstede Partners LLC
		99%	Ohmstede Holdings LLC

Ohmstede Industrial Services, Inc.	Texas	100%	Ohmstede Ltd.

Beaumont Real Estate Holding Company	Texas	100%	Ohmstede Ltd.

Redman Equipment & Manufacturing Company	California	100%	Ohmstede Ltd.

SCHEDULE 5.2

RESTRICTED SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Aircond Corporation	Georgia	100%	EMCOR Government Services, Inc.

The Betlem Service Corporation	New York	100%	EMCOR Government Services, Inc.

CES Facilities Management Services, Inc.	Maryland	100%	EMCOR Government Services, Inc.

Combustioneer Corporation	Maryland	100%	EMCOR Government Services, Inc.

EMCOR Services Team Mechanical, Inc.	Delaware	100%	EMCOR Government Services, Inc.

Illingworth Corporation	Wisconsin	100%	EMCOR CSI Holding Co.

New England Mechanical Services of Massachusetts, Inc.	Massachusetts	100%	New England Mechanical Services, Inc.

New England Mechanical Services, Inc.	Connecticut	100%	EMCOR Government Services, Inc.

Trimech Plumbing, L.L.C.	Delaware	90%	EMCOR Services New York/New Jersey, Inc.

Viox Services, Inc.	Ohio	100%	EMCOR Government Services, Inc.

DYN Specialty Contracting, Inc.	Virginia	100%	EMCOR Construction Services, Inc.

Dynalectric Company	Delaware	100%	DYN Specialty Contracting, Inc.

Dynalectric Company of Nevada	Nevada	100%	DYN Specialty Contracting, Inc.

Contra Costa Electric, Inc.	California	100%	DYN Specialty Contracting, Inc.

KDC, Inc.	California	100%	DYN Specialty Contracting, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Construction Services, Inc.	Delaware	100%	MES Holdings Corp.

Defender Indemnity, Ltd.	Vermont	100%	EMCOR Risk Holdings, Inc.

EMCOR Risk Holdings, Inc.	Delaware	100%	MES Holdings Corp.

EMCOR Mechanical/Electrical Services, (East), Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Heritage Mechanical Services, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Heritage M&S, Inc.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Welsbach Electric Corp. of L.I.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Forest Electric Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Maintenance and Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Inte-Fac Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Penguin Air Conditioning Corp.	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

R.S. Harritan & Company, Inc.	Virginia	100%	EMCOR Mechanical/Electrical Services (East), Inc.

J.C. Higgins Corp.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Tucker Mechanical, Inc.	Connecticut	100%	EMCOR Mechanical/Electrical Services (East), Inc.

Midland Fire Protection, Inc.	Rhode Island	100%	J. C. Higgins Corp.

Professional Mechanical Contractors, LLC	Connecticut	100%	J.C. Higgins Corp.

Labov Mechanical, Inc.	Delaware	100%	J.C. Higgins Corp.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Labov Plumbing, Inc.	Delaware	100%	Labov Mechanical, Inc.

Duffy Mechanical Corp.	Maryland	100%	EMCOR Construction Services, Inc.

EMCOR Facilities Services, Inc.	Delaware	100%	MES Holdings Corp.

Mesa Energy Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

Newcomb Anderson Associates	California	100%	EMCOR Facilities Services, Inc.

EMCOR Services Northeast, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

EMCOR Services Arizona, Inc.	Delaware	100%	EMCOR Facilities Services, Inc.

EMCOR Government Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

EMCOR Services New York/New Jersey, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Consolidated Engineering Services, Inc.	Maryland	100%	EMCOR Facilities Services, Inc.

Building Technology Engineers, Inc.	Massachusetts	100%	EMCOR Facilities Services, Inc.

Fluidics, Inc.	Pennsylvania	100%	EMCOR Facilities Services, Inc.

Air Systems, Inc.	California	100%	EMCOR Facilities Services, Inc.

Trimech Corporation	New Jersey	100%	EMCOR Facilities Services, Inc.

Gotham Air Conditioning Service, Inc.	New York	100%	EMCOR Facilities Services, Inc.

Dynalectric Company of Ohio	Ohio	100%	EMCOR Construction Services, Inc.

Mechanical Services of Central Florida, Inc.	Florida	100%	EMCOR Facilities Services, Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

MOR PPM, Inc.	South Carolina	100%	EMCOR Facilities Services, Inc.

L.T. Mechanical, Inc.	North Carolina	100%	EMCOR Facilities Services, Inc.

Dynalectric of Michigan II, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

Gibson Electric Co., Inc.	New Jersey	100%	EMCOR Construction Services, Inc.

EMCOR Hyre Electric Co. of Indiana, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

The Fred B. DeBra Co.	Delaware	100%	EMCOR Construction Services, Inc.

University Mechanical & Engineering Contractors, Inc.	California	100%	EMCOR Construction Services, Inc.

S. A. Comunale Co., Inc.	Ohio	100%	EMCOR Construction Services, Inc.

Performance Mechanical, Inc.	California	100%	EMCOR Construction Services, Inc.

BALCO, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

Commonwealth Air Conditioning and Heating, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

CommAir, Inc.	Massachusetts	100%	EMCOR Construction Services, Inc.

Pace Mechanical Services II, Inc.	Michigan	100%	University Mechanical & Engineering Contractors, Inc.

University Mechanical & Engineering Contractors, Inc.	Arizona	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

MES Holdings Corporation	Delaware	100%	EMCOR Group, Inc.

Hansen Mechanical Contractors, Inc.	Nevada	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Trautman & Shreve, Inc.	Colorado	100%	University Mechanical & Engineering Contractors, Inc., a California corporation

Marelich Mechanical Co., Inc.	California	100%	EMCOR Construction Services, Inc.

Design Air, Limited	Washington	100%	EMCOR Construction Services, Inc.

EMCOR Gowan, Inc.	Texas	100%	EMCOR Construction Services, Inc.

University Marelich Mechanical, Inc.	Delaware	100%	EMCOR Construction Services, Inc.

EMCOR Energy Services, Inc.	Delaware	100%	EMCOR Mechanical/Electrical Services (East), Inc.

EMCOR International, Inc.	Delaware	100%	MES Holdings Corp.

Monumental Investment Corporation	Maryland	100%	MES Holdings Corporation

The Poole and Kent Corporation	Maryland	100%	Monumental Investment Corporation

Poole and Kent – Connecticut, Inc.	Maryland	100%	Monumental Investment Corporation

Poole and Kent – New England, Inc.	Maryland	100%	Monumental Investment Corporation

Poole & Kent Company of Florida	Delaware	100%	MES Holdings Corporation

Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.	Maryland	100%	Monumental Investment Corporation

Forti/Poole and Kent L.L.C.	Maryland	100%	Monumental Heating, Ventilating and Air Conditioning Contractors, Inc.

HVAC, Ltd.	Maryland	100%	Monumental Investment Corporation

Atlantic Coast Mechanical, Inc.	Maryland	100%	HVAC, Ltd.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Great Monument Construction Company	Maryland	100%	HVAC, Ltd.

The Poole and Kent Company	Maryland	100%	Monumental Investment Corporation

EMCOR-CSI Holdings Co.	Delaware	100%	MES Holdings Corporation

CSUSA Holdings L.L.C.	Delaware	100%	EMCOR CSI Holding Co.

CS48 Acquisition Corp.	Delaware	100%	CSUSA Holdings L.L.C.

Shambaugh & Son, L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Shambaugh & Son, L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

Border Electric Co., L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Border Electric Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

Border Mechanical Co., L.P.	Texas	General Partner	CSUSA Holdings L.L.C.

Border Mechanical Co., L.P.	Texas	Limited Partner	CS48 Acquisition Corp.

AM Contractors 1, Inc.	Michigan	100%	EMCOR CSI Holding Co.

Central Mechanical Construction Co., Inc.	Delaware	100%	EMCOR CSI Holding Co.

F & G Mechanical Corporation	Delaware	90%	EMCOR CSI Holding Co.

F & G Plumbing, Inc.	Delaware	100%	F & G Mechanical Corporation

F & G Management, Inc.	Delaware	100%	EMCOR CSI Holdings, L.L.C.

Hillcrest Sheet Metal, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Illingworth-Kilgust Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

Kilgust Mechanical, Inc.	Wisconsin	100%	EMCOR CSI Holding Co.

Kuempel Service, Inc.	Ohio	100%	EMCOR CSI Holding Co.

Lowrie Electric Company, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

Mandell Mechanical Corporation	New York	100%	EMCOR Mechanical/Electrical Services (East), Inc.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Maximum Refrigeration & Air Conditioning Corp.	Delaware	100%	EMCOR CSI Holding Co.

Meadowlands Fire Protection Corp.	New Jersey	100%	EMCOR CSI Holding Co.

Nogle & Black Mechanical, Inc.	Delaware	100%	EMCOR CSI Holding Co.

North Jersey Mechanical Contractors, Inc.	New Jersey	100%	EMCOR CSI Holding Co.

The Fagan Company	Kansas	100%	EMCOR CSI Holding Co.

Walker-J-Walker, Inc.	Tennessee	100%	EMCOR CSI Holding Co.

FR X Ohmstede Acquisitions Co	Delaware	100%	EMCOR Facilities Services, Inc.

HNT Holdings Inc.	Delaware	100%	FR X Ohmstede Acquisitions Co.

Ohmstede Partners LLC	Delaware	100%	HNT Holdings Inc.

Ohmstede Holdings LLC	Delaware	100%	HNT Holdings Inc.

Ohmstede Ltd.	Texas	1% 99%	Ohmstede Partners LLC Ohmstede Holdings LLC

Ohmstede Industrial Services, Inc	Texas	100%	Ohmstede Ltd.

Beaumont Real Estate Holding Company	Texas	100%	Ohmstede Ltd.

Redman Equipment & Manufacturing Company	California	100%	Ohmstede Ltd.

3072455 Nova Scotia Company	Canada	100%	EMCOR International, Inc.

Comstock Canada Ltd.	Canada	100%	3072454 Nova Scotia Company

3072454 Nova Scotia Company	Canada	100%	EMCOR International, Inc.

Comstock Power Ltd.	Canada	100%	Comstock Canada, Ltd.

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

EMCOR Holdings LP	Canada	100%	3072454 Nova Scotia Company 3072455 Nova Scotia Company

EMCOR Facilities Services (PR), Inc.*	Puerto Rico	100%	EMCOR International, Inc.

EMCOR (UK) Limited	UK	100%	EMCOR International, Inc.

EMCOR Group (UK) plc	UK	100%	EMCOR (UK) Limited

EMCOR Facilities Services Ltd.	UK	100%	EMCOR Group (UK) plc

Drake & Scull Airport Services, Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Energy Services, Ltd.	UK	100%	EMCOR Group (UK) plc

Drake & Scull International, Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Rail Ltd.	UK	100%	EMCOR Group (UK) plc

EMCOR Energy Services, Inc.	UK	100%	EMCOR Group (UK) plc

Drake & Scull Holdings Ltd.	UK	100%	EMCOR Group (UK) plc

Delcommerce (Contract Services) Ltd.	UK	100%	EMCOR (UK) Limited

Drake & Scull (Scotland) Ltd.	UK	100%	EMCOR (UK) Limited

DSE (Far East) Ltd.	UK	100%	EMCOR Group (UK) plc

BL Distribution Ltd.	UK	100%	EMCOR (UK) Limited

Drake & Scull Properties, Ltd.	UK	100%	EMCOR (UK) Limited

Businessland Holdings	UK	100%	EMCOR Group (UK) plc

*	designated foreign subsidiary.

FOREIGN SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Emcor (Cayman Islands) Ltd.*	Cayman Islands	100%	EMCOR International Inc.

Drake & Scull (Cayman Islands) No. 2 Limited*	Cayman Islands	100%	EMCOR International Inc.

Drake & Scull (Cayman Islands) No. 3 Limited*	Cayman Islands	100%	EMCOR International, Inc.

EMCOR Drake & Scull International Limited*	Jebel Ali Free Zone	100%	Drake & Scull (Cayman Islands) Ltd.

JWP Technical Services (Malaysia) Sdn Bhd*	Malaysia	100%	EMCOR International Inc.

Drake & Scull France EURL*	France	100%	EMCOR Group (UK) plc

Langgit Tinggi Sdn Bhd*	Malaysia	100%	EMCOR (UK) Ltd.

Poole and Kent, Ltd.*	Bermuda	100%	Monumental Investment Corporation

Atlas Indemnity, Ltd.*	Bermuda	100%	EMCOR Risk Holdings, Inc.

University Mechanical de Mexico S.A. Dec.V.*	Mexico	98%	University Mechanical & Engineering Contractors, Inc.

*	designated foreign subsidiary.

UNRESTRICTED SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	OWNER

Afgo Engineering Corp. of Washington	Delaware	100%	Sellco Corporation

Antwerp Education Center N.V.	Belgium	100%	Sellco Corporation

Businessland Canada Ltd.	Canada	100%	JWP Information Services, Inc.

Businessland (Hong Kong) Limited	Hong Kong	100%	JWP Information Services, Inc.

Drake & Scull France SARL	France	100%	Sellco Corporation

Jamaica Water Securities Corp.	New York	100%	Sellco Corporation

JWP Espana SA	Spain	100%	Sellco Corporation

JWP France SARL	France	100%	Sellco Corporation

JWP/HCII Corp.	Delaware	100%	Sellco Corporation

JWP Information Services, Inc.	California	100%	Sellco Corporation

JWP Information Services SARL	France	100%	Sellco Corporation

JWP TS Corp.	New Jersey	100%	Sellco Corporation

Micro Avenue	Belgium	100%	Sellco Corporation

MicroCom	Belgium	100%	Sellco Corporation

Sivea Benelux	Belgium	100%	Sellco Corporation

SLR Constructors Inc.	New York	100%	Sellco Corporation

Teletime Limited	Ontario	100%	Sellco Corporation

Sellco Corporation	Delaware	100%	EMCOR Group, Inc.

JWP Telecom, Inc.	Delaware	100%	EMCOR Group, Inc.

MEC Constructors, Inc.	Delaware	100%	MEC Constructors, Inc.

JWP Technical Services (C.N.M.I.), Inc.	Northern Marianas	100%	MEC Constructors, Inc.

JWP Thailand Ltd.	Thailand	100%	MEC Constructors, Inc.

SCHEDULE 5.9

LITIGATION

          The information set forth in the Legal Proceedings Sections of the Company’s Form 10-K for the year ended December 31, 2008 and the Company’s Forms 10-Q for the Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are hereby incorporated herein by reference thereto.

SCHEDULE 7.11

LIENS

1.	EMCOR and various EMCOR Subsidiaries

a.

EMCOR subsidiaries have obtained bonds from surety companies. The agreements pursuant to which the bonds were issued and will be issued in the future provide that EMCOR and most EMCOR subsidiaries agree to hold such surety companies harmless in respect of such bonds and grant liens upon certain of their assets in favor of the bonding companies to secure such “hold harmless” obligations.

	b.	Miscellaneous finance leases, purchase money mortgages and other liens relating EMCOR subsidiaries securing obligations approximating $2.0 million.

2.	UK Companies

	a.	Rent Deposit Deed granted by EMCOR Group (UK) plc dated August 19, 2005 in favor Zurich Assurance Limited.

	c.	Bank Account Security Deed relating to Peacehaven Schools PFI Project in favor of ING Bank by EMCOR Facilities Services Limited.

SCHEDULE 7.12

INVESTMENTS, LOANS, ADVANCES AND GUARANTIES

INVESTMENTS		AMOUNT OF INVESTMENT	PAYEE OR HOLDER

1.	State of Israel Bonds	$40,000 aggregate principal amount	Welsbach Electric Corp.

2.	Colony Holdings Ltd. (Bermuda)	60,000 shares —12% interest	Monumental Investment Corp.

3.	Baltimore Ravens	License (right) for 16 seats	The Poole & Kent Corporation

4.	T.P.C. of Boston	$35,000 investment in country club membership	J. C. Higgins Corp.

5.	Cash Surrender Value of split dollar insurance policy	$1,229,000	Penguin Air Condition Corp.

6.	Cash Surrender Value of split dollar life insurance policy	$709,000	Shambaugh & Son, LP

7.	EMCOR Facilities Services Ltd. (Dubai-Jebel Ali Free Zone)	25% Interest	EMCOR (Cayman Islands) No. 2 Ltd.

8.	F&G Mechanical Inc. (New York)	90 shares – 45% interest	F&G Mechanical Corp.

9.	C & H Services LLC	50% Interest	Ohmstede Ltd.

Guaranties

The information contained in Schedules 7.11 and 7.12 is hereby incorporated herein by reference thereto.